Exhibit 99.1 Financial statements included in Eastern's Annual Report on Form 10_K for the year ended December 31, 1999:

                              CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        Years Ended December 31,
(In thousands, except per share amounts)                   1999                  1998                   1997
-----------------------------------------------------------------------------------------------------------------
REVENUES                                                   $978,702              $935,264              $1,023,740
OPERATING COSTS AND EXPENSES:
    Operating costs                                         665,422               640,792                 715,066
    Selling, general and administrative expenses            118,468               118,546                 122,035
    Depreciation and amortization                            81,373                75,521                  71,322
                                                           --------              --------              ----------
OPERATING EARNINGS                                          113,439               100,405                 115,317

OTHER INCOME (EXPENSE):
    Interest income                                           7,964                 7,582                   8,997
    Interest expense                                        (39,136)              (33,584)                (37,411)
    Other, net                                                8,980                 5,591                  (4,033)
                                                           --------              --------              ----------
EARNINGS BEFORE INCOME TAXES                                 91,247                79,994                  82,870
Provision for income taxes                                   36,154                29,166                  26,954
                                                           --------              --------              ----------
EARNINGS BEFORE EXTRAORDINARY ITEMS AND ACCOUNTING
CHANGE                                                       55,093                50,828                  55,916
Extraordinary items, net of tax:
    Reversal of Coal Act reserve                                  -                48,425                       -
    Loss on early extinguishment of debt                          -                (1,465)                      -
Cumulative effect of accounting change, net of tax                -                 8,193                       -
                                                           --------              --------              ----------
NET EARNINGS                                               $ 55,093              $105,981              $   55,916
                                                           ========              ========              ==========
BASIC EARNINGS PER SHARE BEFORE EXTRAORDINARY ITEMS
  AND ACCOUNTING CHANGE                                       $2.28                 $2.26                   $2.50
Extraordinary items, net of tax:
    Reversal of Coal Act reserve                                  -                  2.16                       -
    Loss on early extinguishment of debt                          -                  (.07)                      -
Cumulative effect of accounting change, net of tax                -                   .37                       -
                                                              -----                 -----                   -----
BASIC EARNINGS PER SHARE                                      $2.28                 $4.72                   $2.50
                                                              =====                 =====                   =====
DILUTED EARNINGS PER SHARE BEFORE EXTRAORDINARY ITEMS
  AND ACCOUNTING CHANGE                                       $2.27                 $2.24                   $2.49
Extraordinary items, net of tax:
    Reversal of Coal Act reserve                                  -                  2.13                       -
    Loss on early extinguishment of debt                          -                  (.06)                      -
Cumulative effect of accounting change, net of tax                -                   .36                       -
                                                              -----                 -----                   -----
DILUTED EARNINGS PER SHARE                                    $2.27                 $4.67                   $2.49
                                                              =====                 =====                   =====

                     The accompanying notes are an integral part of these financial statements.

                                          CONSOLIDATED BALANCE SHEETS

                                                                            December 31,
(In thousands)                                                      1999                    1998
-----------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
    Cash and short-term investments                                $   44,332              $  159,836
    Receivables, less reserves of $18,860 in 1999 and $17,070
      in 1998                                                         135,409                 105,133
    Inventories                                                        74,555                  55,867
    Deferred gas costs                                                 64,503                  54,065
    Other current assets                                                5,008                   5,689
                                                                   ----------              ----------
        TOTAL CURRENT ASSETS                                          323,807                 380,590

PROPERTY AND EQUIPMENT, AT COST                                     2,197,156               1,722,603
    Less--accumulated depreciation                                    906,953                 746,992
                                                                   ----------              ----------
        NET PROPERTY AND EQUIPMENT                                  1,290,203                 975,611

OTHER ASSETS:
    Goodwill, less amortization of $2,146 in 1999                     247,137                       -
    Deferred postretirement health care costs                          72,760                  78,567
    Investments                                                        14,671                  15,395
    Deferred charges and other costs, less amortization                71,179                  68,449
                                                                   ----------              ----------
        TOTAL OTHER ASSETS                                            405,747                 162,411
                                                                   ----------              ----------
        TOTAL ASSETS                                               $2,019,757              $1,518,612
                                                                   ==========              ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current debt                                                   $  123,251               $  43,237
    Accounts payable                                                   75,770                  56,339
    Accrued expenses                                                   37,516                  39,164
    Other current liabilities                                          50,234                  43,013
                                                                   ----------              ----------
        TOTAL CURRENT LIABILITIES                                     286,771                 181,753

GAS INVENTORY FINANCING                                                54,020                  52,644
LONG-TERM DEBT                                                        515,232                 385,519
RESERVES AND OTHER LIABILITIES:
    Deferred income taxes                                             179,426                 134,911
    Postretirement health care                                        100,016                  97,196
    Preferred stock of subsidiary                                      26,454                  29,360
    Other reserves                                                    103,208                  91,160
                                                                   ----------              ----------
        TOTAL RESERVES AND OTHER LIABILITIES                          409,104                 352,627

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
    Common stock $1.00 par value; Authorized shares--
      50,000,000; Issued shares--27,131,090 in 1999 and
      22,535,734 in 1998                                               27,131                  22,536
    Capital in excess of par value                                    244,449                  53,421
    Retained earnings                                                 483,710                 470,576
    Accumulated other comprehensive (loss)                                (77)                   (105)
    Treasury stock at cost--16,892 shares in 1999 and
      10,461 shares in 1998                                              (583)                   (359)
                                                                   ----------              ----------
        TOTAL SHAREHOLDERS' EQUITY                                    754,630                 546,069
                                                                   ----------              ----------

        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                 $2,019,757              $1,518,612
                                                                   ==========              ==========

                   The  accompanying   notes  are  an  integral  part  of  these
financial statements.

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Years Ended December 31,
(In thousands)                                              1999                  1998                  1997
----------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    NET EARNINGS                                            $  55,093             $ 105,981             $ 55,916
    Adjustments to reconcile net earnings to net cash
      provided by operating activities:
        Extraordinary credit for reversal of Coal Act
          reserve                                                   -               (48,425)                   -
        Extraordinary loss on early extinguishment of
          debt                                                      -                 1,465                    -
        Cumulative effect of accounting change                      -                (8,193)                   -
        Depreciation and amortization                          81,373                75,521               71,322
        Income taxes and tax credits                            5,588                (1,876)              19,578
        Net gain on sale of assets                             (2,125)               (4,948)                (778)
        Other changes in assets and liabilities:
            Receivables                                       (15,541)               19,864              (12,502)
            Inventories                                        (3,692)                5,827                4,495
            Deferred gas costs                                (10,523)               15,160                8,892
            Accounts payable                                    3,599               (16,929)              (7,345)
            Other                                                 159                (9,191)               7,062
                                                            ---------             ---------             --------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                 113,931               134,256              146,640
                                                            ---------             ---------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                      (88,117)             (113,712)             (89,216)
    Acquisition of Colonial Gas, net of cash acquired        (150,446)                    -                    -
    Investments                                                (8,208)               (7,624)               3,018
    Proceeds on sale of assets                                  9,998                15,956                7,290
    Other                                                      (2,897)               (6,035)              (1,966)
                                                            ---------             ---------             --------
    NET CASH USED BY INVESTING ACTIVITIES                    (239,670)             (111,415)             (80,874)
                                                            ---------             ---------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid                                            (39,801)              (35,653)             (35,255)
    Changes in notes payable                                   48,738               (10,800)             (25,927)
    Changes in gas inventory financing                          1,376                (7,300)                 358
    Proceeds from issuance of long-term debt                        -                68,519                9,827
    Repayment of long-term debt and preferred stock            (9,449)              (56,348)              (5,801)
    Other                                                       9,371                 7,920                1,581
                                                            ---------             ---------             --------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES               10,235               (33,662)             (55,217)
                                                            ---------             ---------             --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS         (115,504)              (10,821)              10,549
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                159,836               170,657              160,108
                                                            ---------             ---------             --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                       44,332               159,836              170,657
SHORT-TERM INVESTMENTS                                              -                     -                5,052
                                                            ---------             ---------             --------

CASH AND SHORT-TERM INVESTMENTS                             $  44,332             $ 159,836             $175,709
                                                            =========             =========             ========

                     The accompanying notes are an integral part of these financial statements.


                                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                            Accumulated
                                                                              Other
                                    Common       Capital In                Comprehensive
                                     Stock        Excess of     Retained     Earnings     Treasury
(In thousands)                    $1 Par Value    Par Value     Earnings      (Loss)       Stock         Total
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996        $22,387       $ 50,604      $390,333      $ 1,244     $(3,555)      $461,013
  Comprehensive income:
    Net earnings                          -              -        55,916            -            -             -
    Unrealized holding gains on
      investments, net                    -              -             -          884            -             -
    Pension liability adjustment,
      net                                 -              -             -         (261)           -             -
  Total comprehensive income              -              -             -            -            -        56,539
  Dividends declared--$1.61 per
    share                                 -              -      (35,493)            -            -       (35,493)
  Executive stock purchase loans          -        (1,156)             -            -            -       (1,156)
  Issuance of stock, net                 51          1,541             -            -        1,975         3,567
                                    -------       --------      --------     -------      -------       --------

BALANCE AT DECEMBER 31, 1997         22,438         50,989       410,756        1,867      (1,580)       484,470
  Comprehensive income:
    Net earnings                          -              -       105,981            -            -             -
    Essex Gas excluded period             -              -       (7,994)            -            -             -
    Unrealized holding losses on
      investments, net                    -              -             -      (2,448)            -             -
    Pension liability adjustment,
      net                                 -              -             -          476            -             -
  Total comprehensive income              -              -             -            -            -        96,015
  Dividends declared--$1.65 per
    share                                 -              -      (38,167)            -            -       (38,167)
  Executive stock purchase loans          -          (169)             -            -            -          (169)
  Issuance of stock, net                 98          2,601             -            -        1,221         3,920
                                    -------       --------      --------     -------      -------       --------

BALANCE AT DECEMBER 31, 1998         22,536         53,421       470,576        (105)        (359)       546,069
  Comprehensive income:
    Net earnings                          -              -        55,093            -            -             -
    Unrealized holding losses on
      investments, net                    -              -             -        (383)            -             -
    Pension liability adjustment,
      net                                 -              -             -          411            -             -
  Total comprehensiveincome               -              -             -            -            -        55,121
  Dividends declared--$1.69 per
    share                                 -              -      (41,959)            -            -      (41,959)
  Acquisition of Colonial Gas         4,219        181,378             -            -            -       185,597
  Executive stock purchase loans          -        (2,381)             -            -            -       (2,381)
  Issuance of stock, net                376         12,031             -            -        (224)        12,183
                                    -------       --------      --------     -------      -------       --------

BALANCE AT DECEMBER 31, 1999        $27,131       $244,449      $483,710     $   (77)     $  (583)      $754,630
                                    =======       ========      ========     =======      =======       ========

                     The accompanying notes are an integral part of these financial statements.

                          NOTES TO FINANCIAL STATEMENTS

1.  ACCOUNTING POLICIES
The consolidated financial statements include the accounts of Eastern Enterprises ("Eastern") and its natural gas distribution subsidiaries, Boston Gas Company ("Boston Gas"), Colonial Gas Company ("Colonial Gas") and Essex Gas Company ("Essex Gas"), its marine transportation subsidiary, Midland Enterprises Inc. ("Midland"), and its other subsidiaries, ServicEdge Partners, Inc. ("ServicEdge"), Transgas Inc. ("Transgas") and AMR Data Corp. ("AMR Data"). As discussed in Note 4, Colonial Gas and its subsidiary Transgas, were acquired on August 31, 1999 in a transaction accounted for using the purchase method of accounting for business combinations.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period, the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

    As discussed in Note 4, amounts have been restated under the pooling-of-interests method of accounting to include the operations of Essex Gas, acquired on September 30, 1998. Certain prior year financial statement information has been reclassified to be consistent with the current presentation. All material intercompany balances and transactions have been eliminated in consolidation. Certain accounting policies followed by Eastern and its subsidiaries are described below:

    Cash and short-term investments: Highly liquid instruments with original maturities of three months or less are considered cash equivalents.

    Inventories consist of the following:

                                                        December 31,
     (In thousands)                                   1999        1998
     ---------------------------------------------------------------------
     Supplemental gas supplies                       $57,935     $45,266
     Other materials, supplies and marine fuel        16,620      10,601
                                                     -------     -------
                                                     $74,555     $55,867
                                                     =======     =======


    Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) or average cost method.

    Regulatory assets and liabilities: Boston Gas is subject to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting for the Effects of Certain Types of Regulation" during the periods presented. Colonial Gas and Essex Gas discontinued the application of SFAS No. 71 as of August 31, 1999 and September 30, 1998, respectively, as discussed in Note 4. Regulatory assets represent probable future revenue associated with certain costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process.

    Regulatory assets include the following:
                                                        December 31,
     (In thousands)                                   1999        1998
     -------------------------------------------------------------------
     Postretirement benefit costs                    $72,760   $  78,567
     Environmental costs                              21,299      20,990
     Other                                               733       1,365
                                                     -------    --------
                                                     $94,792    $100,922
                                                     =======    ========


    Regulatory liabilities total $8,586,000 and $9,479,000 at December 31, 1999 and 1998, respectively, and relate primarily to income taxes.

    As of December 31, 1999 regulatory assets and regulatory liabilities are being reflected in rates charged to customers over periods from one to 20 years.

    Other current liabilities consist of the following:
                                                        December 31,
     (In thousands)                                   1999        1998
     ---------------------------------------------------------------------
     Dividend payable                                $11,613     $ 9,455
     Reserves for insurance claims                    10,326      10,739
     Pipeline refunds due utility customers            5,897         192
     Other                                            22,398      22,627
                                                     -------     -------
                                                     $50,234     $43,013
                                                     =======     =======


    Revenue recognition: Eastern's natural gas subsidiaries record revenues utilizing the unbilled revenue method by estimating revenues that remain unbilled at the end of the accounting periods. As described in Note 15, in 1998 Boston Gas changed its revenue accounting method to record unbilled revenue. As described in Note 4, Essex Gas adopted the unbilled revenue method upon acquisition. Deferred gas costs represent amounts billable to customers through the operation of regulatory approved cost of gas adjustment clauses. Midland recognizes revenue on tows in progress on the percentage-of-completion method based on miles traveled. ServicEdge recognizes contract revenues over the life of the contract, matching revenues with anticipated expenses and other revenues when billed.

    Depreciation and amortization: Depreciation and amortization are provided using the straight-line method at rates designed to allocate the cost of property and equipment over their estimated useful lives:

                                                      Years
     ----------------------------------------------------------------------
     Gas utility plant                               14-82
     Boats and barges                                23-30
     Buildings                                       20-30
     Furniture, fixtures and other equipment          3-25
     Computer software and related equipment          3-10
     Leaseholds                                      shorter of useful life
                                                     or term of lease


    Earnings per share: SFAS No. 128, "Earnings per Share," requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is determined by giving effect to the exercise of stock options using the treasury stock method. The following includes a reconciliation of shares outstanding used to compute basic and diluted earnings per share:

                                                Years Ended December 31,
(In thousands, except per share amounts)    1999          1998          1997
--------------------------------------------------------------------------------
Earnings before extraordinary items
  and accounting change                    $55,093       $50,828       $55,916
                                           =======       =======       =======
Weighted-average shares                     24,112        22,474        22,329
Dilutive effect of options                     142           206           169
                                           -------       -------       -------
Adjusted weighted-average shares            24,254        22,680        22,498
                                           =======       =======       =======
Basic earnings per share before
  extraordinary items and accounting
  change                                     $2.28         $2.26         $2.50
                                             =====         =====         =====
Diluted earnings per share before
  extraordinary items and accounting
  change                                     $2.27         $2.24         $2.49
                                             =====         =====         =====


    Comprehensive income: Effective January 1, 1998, Eastern adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires presentation of the components of comprehensive earnings, including the changes in equity from non-owner sources such as unrealized gains on securities and minimum pension liability adjustments, which are reflected on Eastern's consolidated statements of shareholders' equity.

    The following is a summary of the reclassification adjustments and the income tax effects for the components of other comprehensive income:


                          Unrealized
                         Holding Gains
                          (Losses) on     Reclassification
                          Investments      Adjustments for                           Pension
                        Arising During     Gains Included     Net Unrealized        Liability
(In thousands)            the Period        in Net Income     Gains (Losses)        Adjustment        Total
-------------------------------------------------------------------------------------------------------------
1997
Pretax                      $2,210            $(1,313)           $   897              $(401)         $   496
Income tax benefit
(expense)                       12                (25)               (13)               140              127
                             -----             ------             ------               ----           ------
  Net change                $2,222            $(1,338)           $   884              $(261)         $   623
                            ======            =======            =======              =====          =======
1998
Pretax                      $  105            $(1,873)           $(1,768)             $ 732          $(1,036)
Income tax
(expense)                     (680)                 -               (680)              (256)            (936)
                             -----             ------             ------               ----           ------
  Net change                $ (575)           $(1,873)           $(2,448)             $ 476          $(1,972)
                            ======            =======            =======              =====          =======
1999
PRETAX                      $  502            $(1,091)           $  (589)             $ 632          $    43
INCOME TAX BENEFIT
(EXPENSE)                     (176)               382                206               (221)             (15)
                             -----             ------             ------               ----           ------
  NET CHANGE                $  326            $  (709)           $  (383)             $ 411          $    28
                            ======            =======            =======              =====          =======


    The income tax benefit in 1997 reflects the availability of capital loss carryforwards to offset unrealized gains.

    Pending Accounting Changes: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, is effective for fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

    The Company has not yet quantified the impact of adopting SFAS No. 133 on the consolidated financial statements. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

2.  PLANNED MERGER WITH KEYSPAN
    On November 4, 1999, Eastern signed a definitive agreement that provides for the merger of Eastern with a wholly-owned subsidiary of KeySpan Corporation ("KeySpan"), with Eastern surviving the merger and becoming a wholly-owned subsidiary of KeySpan. In the merger, holders of Eastern common stock will receive $64.00 in cash per share of Eastern common stock, without interest, plus an additional $0.006 per share per day for each day the merger has not closed beginning on the later of (a) August 4, 2000 or (b) ninety days after the state of New Hampshire gives final regulatory approval. The transaction, which is subject to receipt of regulatory approvals and the approval of Eastern shareholders, is expected to close in mid to late 2000, although it is possible the merger will not close until 2001.

3.  PLANNED MERGER WITH ENERGYNORTH, INC.
    On July 14, 1999, Eastern signed a definitive agreement that provides for the merger of EnergyNorth, Inc. ("EnergyNorth") into a wholly-owned subsidiary of Eastern. This agreement was amended on November 4, 1999, in connection with the execution of the merger agreement between Eastern and KeySpan discussed above in Note 2. In the proposed merger, a wholly-owned subsidiary of Eastern will merge into EnergyNorth and, as a result, EnergyNorth will become a wholly-owned subsidiary of Eastern.

    If the KeySpan-Eastern merger agreement has not been terminated prior to the effective time of the Eastern-EnergyNorth merger, holders of EnergyNorth common stock will receive $61.13 cash, without interest, per share of EnergyNorth. The per share amount of $61.13 may be increased if the cash amount to be paid for each share of Eastern common stock in the merger discussed in Note 2 above is increased above $64.00. If the KeySpan-Eastern merger agreement has been terminated, holders of EnergyNorth common stock will receive cash or Eastern common stock worth $47.00 per share of EnergyNorth, with 50.1% of the common stock of EnergyNorth being converted into Eastern stock and the balance being converted into cash. The exchange ratio for the stock portion of the consideration will be based upon Eastern's weighted average trading stock price for a ten-day period prior to closing, subject to a collar mechanism.

    The transaction, which is subject to receipt of regulatory approvals and the approval of EnergyNorth shareholders, is expected to close simultaneously with the KeySpan merger. The merger is expected to be tax-free to Eastern whether or not the KeySpan-Eastern merger agreement is terminated. The Eastern-EnergyNorth merger will be accounted for using the purchase method of accounting.

4.  MERGERS
COLONIAL GAS MERGER
    On August 31, 1999, Eastern completed a merger with Colonial Gas in a transaction with an enterprise value of approximately $474 million. In effecting the transaction, Eastern paid $150 million in cash, net of cash acquired and including transaction costs, issued approximately 4.2 million shares of common stock valued at $186 million and assumed $138 million of debt. The cash portion of the transaction was financed through available cash and borrowings under Eastern's lines of credit.

    The Colonial merger has been accounted for using the purchase method of accounting for business combinations. Accordingly, the accompanying Consolidated Statements of Operations include Colonial Gas results commencing September 1, 1999. The purchase price was allocated to the net assets acquired based on their fair value. The historical cost basis of Colonial Gas' assets and liabilities, with the exception of its retiree benefit obligations and the adjustments described below, was determined to represent the fair value due to the existence of a regulatory-approved rate plan based upon the recovery of historical costs and a fair return thereon. As a result of the merger and related rate plan approved by the Massachusetts Department of Telecommunications and Energy ("Department"), value was not allocated to systems that will no longer be used due to the integration of Colonial into Eastern's natural gas distribution business and value was not allocated to Colonial's net regulatory assets. No value was allocated to the net regulatory assets because the rate plan does not meet the criteria for the continued application of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." The allocation of the purchase price remains subject to adjustment upon final valuation of certain acquired balances. The excess of cost over the fair value of the net assets acquired, or goodwill, of approximately $250 million has been recorded as an asset and is being amortized on a straight-line basis, principally over a period of 40 years.

    The following table sets forth Eastern's unaudited pro forma results as if the transaction had occurred on January 1, 1998.

                                                    Years Ended December 31,
     (In thousands)                                   1999          1998
     -----------------------------------------------------------------------
     Revenues                                       $1,108,977    $1,118,357
     Operating earnings                                133,049       128,082
     Earnings before extraordinary items and
       accounting change                                56,921        54,729
     Earnings per common share before extraordinary
       items and accounting change:
       Basic                                             $2.11         $2.05
       Diluted                                           $2.10         $2.03
     Weighted average number of common shares
       outstanding:
       Basic                                            26,920        26,693
       Diluted                                          27,063        26,899

    ESSEX GAS MERGER

    On September 30, 1998, Eastern completed a merger with Essex Gas by exchanging approximately 2.0 million shares of its common stock for all of the common stock of Essex Gas. Each share of Essex Gas was exchanged for 1.183985 shares of Eastern common stock. The merger was accounted for as a pooling-of-interests and the accompanying consolidated financial statements include the accounts of Essex Gas for all periods. Prior to the merger, Essex Gas' fiscal year ended on August 31. Accordingly, the accompanying Consolidated Statement of Operations includes the year ended December 31, 1998 of Eastern combined with the period from December 1, 1997 through December 31, 1998 for Essex Gas excluding the month of September 1998. The financial statements for 1997 include the year ended December 31 for Eastern combined with the year ended August 31 for Essex Gas.

    Pre-merger financial results for the separate companies and the combined amounts in the Consolidated Statements of Operations include the nine months ended September 30, 1998 of Eastern combined with the nine months ended August 31, 1998 of Essex Gas and the year ended December 31, 1997 of Eastern combined with the year ended August 31, 1997 of Essex Gas, as follows:

                                             Nine Months
                                                 Ended        Year Ended
                                             September 30,   December 31,
                                                  1998           1997
     --------------------------------------------------------------------
     Revenues:
       Eastern                                 $635,442       $  970,204
       Essex Gas                                 41,786           53,536
                                               --------       ----------
         Combined                              $677,228       $1,023,740
                                               ========       ==========
     Earnings before extraordinary item:
       Eastern                                 $ 28,717       $   51,950
       Essex Gas                                  2,478            3,966
                                               --------       ----------
         Combined                              $ 31,195       $   55,916
                                               ========       ==========


    The combined financial statements for 1998 and 1997 include adjustments to conform the accounting policies of Essex Gas with those of Eastern. The primary adjustment conformed Essex Gas' method of adoption of SFAS No. 106, "Employers" Accounting for Postretirement Benefits Other Than Pensions" with Eastern's adoption by immediately recognizing the transition obligation of approximately $4.1 million at the date of adoption, September 1, 1994. Since Essex Gas had received regulatory approval to fully recover the SFAS No. 106 costs in rates, a regulatory asset was recorded for the transition obligation and there was no adjustment to income during the pre-merger period.

    Transaction fees totaled $9,776,000 pre-tax, of which $2,788,000 was incurred and expensed during the nine month period ending September 30, 1998. An additional $750,000 of transaction fees were incurred and expensed in 1997. The remaining $6,238,000 was expensed by Essex Gas in September 1998. Transaction fees primarily include investment banking fees and other professional fees.

    As a result of the merger and related rate plan approved by the Department, Essex Gas was unable to continue its application of SFAS No. 71, and, effective September 30, 1998, wrote off net regulatory assets approximating $4,500,000 pre-tax or $2,873,000 after-tax, which primarily consisted of deferred postretirement health care costs. In addition, Essex Gas was required to adopt a revenue method which reflects full accrual accounting and which resulted in a minor nonrecurring gain. In conforming Essex Gas' historical periods based on a fiscal year ending August 31 with Eastern's operations and changing Essex Gas' fiscal year-end, consolidated results for the year ended December 31, 1998 include Essex Gas' results for December 1997 and December 1998 and exclude its results for September 1998. Essex Gas' revenues and net earnings for December 1997 were $7,262,000 and $995,000, respectively. Essex Gas' revenues and net loss for September 1998 were $1,374,000 and $8,121,000, respectively. The September 1998 net loss reflected transaction and integration expenses of $5,088,000 and the aforementioned write off of regulatory assets. Essex Gas' revenues and net earnings for the three months ended November 30, 1997 were $9,035,000 and $127,000, respectively. The Consolidated Statement of Cash Flows for 1998 includes the effect of Essex Gas' excluded periods of ($2,103,000) for net operating activity, ($2,178,000) for net investing activity and $4,574,000 for net financing activity. These amounts are reflected in the other captions in the Consolidated Statement of Cash Flows.

5.  BUSINESS SEGMENT INFORMATION
    Effective January 1, 1998, Eastern adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Pursuant to SFAS No. 131, Eastern's two reportable segments are natural gas distribution and marine transportation. Natural gas distribution, which includes Boston Gas, Colonial Gas and Essex Gas, provides services to customers in eastern and central Massachusetts, and marine transportation, which includes Midland, operates boats and barges on the inland waterways. Other services include ServicEdge, Transgas and AMR Data.

    Segment information, including operating results and other financial data, is presented below:

    (In thousands)                      1999          1998          1997
    ------------------------------------------------------------------------
    Revenues:
      Natural gas distribution       $  690,809    $  667,106    $  754,481
      Marine transportation             267,269       261,061       269,259
      Other services                     20,624         7,097             -
                                     ----------    ----------    ----------
                                     $  978,702    $  935,264    $1,023,740
                                     ==========    ==========    ==========
    Operating earnings:
      Natural gas distribution       $  101,359    $   88,913    $   87,773
      Marine transportation              21,114        26,634        34,614
      Other services                     (2,932)       (9,043)       (1,481)
      Headquarters(1)                    (6,102)       (6,099)       (5,589)
                                     ----------    ----------    ----------
                                     $  113,439    $  100,405    $  115,317
                                     ==========    ==========    ==========
    Identifiable assets, net of
    depreciation and reserves:
      Natural gas distribution       $1,555,561    $  952,818    $  974,021
      Marine transportation             377,918       379,676       356,350
      Other(2)                           86,278       186,118       199,994
                                     ----------    ----------    ----------
                                     $2,019,757    $1,518,612    $1,530,365
                                     ==========    ==========    ==========
    Capital expenditures:
      Natural gas distribution        $  69,265     $  66,248     $  62,283
      Marine transportation              18,447        46,621        25,700
      Other                                 405           843         1,233
                                     ----------    ----------    ----------
                                      $  88,117    $  113,712     $  89,216
                                     ==========    ==========    ==========


(1) Reflects unallocated corporate general and administrative expenses.
(2) Primarily includes cash and short-term investments.

    (In thousands)                     1999          1998          1997
    ----------------------------------------------------------------------
    Depreciation and amortization:
      Natural gas distribution       $  55,754     $  50,870     $  47,786
      Marine transportation             24,345        23,838        22,675
      Other                              1,274           813           861
                                     ---------     ---------     ---------
                                     $  81,373     $  75,521     $  71,322
                                     =========     =========     =========
    Interest expense:
      Natural gas distribution       $  24,866     $  22,565     $  23,067
      Marine transportation             13,031        10,830        13,713
      Other                              1,239           189           631
                                     ---------     ---------     ---------
                                     $  39,136     $  33,584     $  37,411
                                     =========     =========     =========
    Income tax provision:
      Natural gas distribution       $  30,914     $  27,121     $  24,792
      Marine transportation              4,917         6,534         8,464
      Other                                323        (4,489)       (6,302)
                                     ---------     ---------     ---------
                                     $  36,154     $  29,166     $  26,954
                                     =========     =========     =========


    Natural gas distribution operations are subject to Massachusetts statutes applicable to gas utilities. Their revenues, earnings and cash flows are highly seasonal as most of their firm sales and transportation are directly related to temperature levels. These operations purchase gas supplies from a variety of producers and marketers, under a combination of long-term commitments, firm winter service agreements and spot purchases. These operations have diversified their gas supplies across major North American producing regions.

    A significant portion of marine transportation operations relate to multi-year transportation contracts. Based on past experience and its competitive position, management considers that the simultaneous loss of several of its largest customers, while possible, is unlikely to happen.

6.  LONG-TERM OBLIGATIONS AND CURRENT DEBT
    Credit agreements and lines of credit: Eastern maintains credit agreements with groups of banks, which provide for the borrowings by Eastern and its subsidiaries of up to $145,000,000 at various times through December 31, 2001. The interest rate for borrowings is the agent bank's prime rate or, at the borrower's option, various pricing alternatives. The agreements require facility fees ranging from 9.5 to 37.5 basis points on the commitments. In addition, Eastern, Boston Gas, Colonial Gas and Essex Gas have various uncommitted lines of credit which are utilized for working capital needs and provide for interest at the bank's prime rate or, at the borrower's option, various pricing alternatives. At December 31, 1999 and 1998, $80,200,000 and $8,935,000 were outstanding, with a weighted average interest rate of 6.28% and 5.95%, respectively. Boston Gas utilizes a portion of the credit agreement to back its commercial paper borrowings. Included in current debt were $20,000,000 and $37,835,000 of commercial paper with a weighted average interest rate of 6.26% and 5.30% at December 31, 1999 and 1998, respectively. Covenants related to these credit agreements and lines of credit require the maintenance of certain financial ratios and involve other restrictions regarding cash dividends, the purchase or redemption of stock and the pledging of assets.

    Gas inventory financing: Boston Gas, Colonial Gas and Essex Gas maintain credit agreements with groups of banks, which provide for the borrowing of up to $110,000,000 for the exclusive purpose of funding their inventory of gas supplies or for backing commercial paper issued for the same purpose. All costs related to this funding are recoverable from customers. To fund their inventory of gas supplies, Boston Gas, Colonial Gas and Essex Gas had commercial paper of $70,262,000 ($16,242,000 is reflected in current debt), and $52,644,000 at
December 31, 1999 and 1998,  respectively.  Since $54,020,000 and $52,644,000 of the fuel inventory financing is supported by long-term credit agreements, these borrowings have been classified as non-current in the accompanying consolidated balance sheets in 1999 and 1998, respectively. The Boston Gas credit agreement includes a one-year revolving credit facility which may be converted to a two-year term loan at the option of Boston Gas if the one-year revolving credit facility is not renewed by the banks. Boston Gas may select the agent bank's prime rate or, at Boston Gas' option, various pricing alternatives. The Boston Gas agreement requires a facility fee of 8.5 basis points on the commitment. No borrowings were outstanding under this agreement during 1999 and 1998.

    Description of long-term debt:

                                                          December 31,
    (In thousands)                                     1999         1998
    ------------------------------------------------------------------------
    NATURAL GAS DISTRIBUTION:
      6.80%-9.75% Unsecured Medium-Term Notes,
        due 2005-2025                                 $210,000     $210,000
      5.50%-7.38% First Mortgage Medium-Term Notes,
        due 2003-2028                                   95,000            -
      7.28%-10.25% First Mortgage Bonds
        due 1999-2022                                   45,400       21,000
      8.15%-8.625% Debenture
        due 2006-2017                                    7,157        7,199
      Capital leases                                    16,816          532
      Less--current portion                             (1,641)        (660)
                                                      --------     --------
        NATURAL GAS DISTRIBUTION                       372,732      238,071
                                                      --------     --------
    MARINE TRANSPORTATION:
      First Preferred Ship Mortgages
        6.25% Bonds, due 2008, effective 7.50%          69,088       68,619
        8.1%-9.85% Medium-Term Notes,
          Series A, due 2002-2012                       67,263       67,423
      Capital leases                                    11,316       16,148
      Less--current portion                             (5,167)      (4,742)
                                                      --------     --------
        MARINE TRANSPORTATION                          142,500      147,448
                                                      --------     --------
        TOTAL LONG-TERM DEBT                          $515,232     $385,519
                                                      ========     ========


    Natural gas distribution Medium-Term Notes are not callable prior to maturity. The First Mortgage Medium-Term Notes and the First Mortgage Bonds are secured by substantially all the plant assets of Colonial Gas and Essex Gas.

    The marine transportation First Preferred Ship Mortgage Bonds and Medium-Term Notes are secured by certain transportation equipment. The Medium-Term Notes are not callable prior to maturity.

    In March 1998 marine transportation utilized available cash to call $50,000,000 of 9.9% First Preferred Ship Mortgage Bonds, due 2008. In extinguishing this debt, marine transportation recognized an extraordinary charge of $2,254,000 pre-tax, $1,465,000 net, or $.06 per share.

    In September 1998 marine transportation issued $75,000,000 of 6.25% First Preferred Ship Mortgage Bonds maturing October 1, 2008 at a discount. The debt has an effective annual interest rate of 7.50%.

    Capital leases consist of equipment lease obligations with a weighted average interest rate of 7.68%. Minimum lease payments under these agreements are due in installments through 2014.

    Debt payment requirements, including capitalized leases and maturities, net of amounts acquired in advance, are $6,808,000, $5,650,000, $6,268,000,
$12,034,000 and $1,014,000 for 2000 through 2004, respectively, and cumulatively $490,266,000 thereafter.

    Five-year operating lease commitments: In addition to the equipment financed under capital leases, Eastern and its subsidiaries lease certain facilities, vessels and equipment under long-term operating leases which expire on various dates through the year 2079. Total rents charged to expense were $12,360,000 in 1999, $10,294,000 in 1998 and $10,887,000 in 1997. Future minimum lease commitments under operating leases are $10,526,000, $9,215,000, $7,628,000, $4,015,000, $3,498,000 for 2000 through 2004, respectively, and cumulatively $24,788,000 thereafter.

7.  PREFERRED STOCK OF SUBSIDIARY
    Boston Gas has 1,080,000 shares outstanding of 6.421% Cumulative Preferred Stock, which is non-voting and has a liquidation value of $25 per share. The preferred stock requires 5% annual sinking fund payments beginning on September 1, 1999 with a final redemption on September 1, 2018. At the option of Boston Gas, the annual sinking fund payment may be increased to 10%. In 1999 Boston Gas redeemed 120,000 shares, or 10% of the original issue, at the liquidation price of $25 per share. The preferred stock is callable beginning in 2003.

8.  STOCK PLANS
    Eastern has three stock option plans which provide for the issuance of non-qualified stock options, incentive stock options and stock appreciation rights ("SARs") to its officers, non-employee trustees and key employees. On September 30, 1998, two stock option plans of Essex Gas were terminated. Options and SARs may be granted at prices not less than fair market value on the date of grant for periods not extending beyond ten years from the date of grant. No SARs have been granted since 1991. In 1995, the right to exercise outstanding SARs was effectively eliminated.

    Eastern applies Accounting Principles Board Opinion 25 in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its employee stock purchase plan. Had compensation cost for Eastern's plans been determined applying SFAS No. 123, "Accounting for Stock-Based Compensation," Eastern's net earnings would have been reduced by $729,000 or $.03 per share in 1999, $542,000 or $.02 per share in 1998, and by $418,000 or $.02 per share in 1997. The weighted average fair value of options granted during 1999, 1998, and 1997 was $39.01, $42.86 and $33.63, respectively.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted- average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yields of 4.0% in each year; expected volatilities of 17.0%, 16.5% and 17.8%; risk-free interest rates of 5.0%, 5.0% and 6.1%; and an expected life of 5.0 years for each year.

    Shares available for future grants under these stock option plans were 409,130 at December 31, 1999, 666,927 at December 31, 1998 and 934,760 at
December 31, 1997.

    Option activity during the past three years was as follows:

                                        Average
                                        Option        Stock
                                         Price       Options      SARs
                                        --------------------------------
    OUTSTANDING AT DECEMBER 31, 1996    $27.96        776,006     87,700
      Granted                            33.63        161,700          -
      Exercised                          24.57        (52,140)         -
      Surrendered                            -              -    (22,500)
      Canceled                           35.52         (3,350)         -
                                                      -------     ------
    OUTSTANDING AT DECEMBER 31, 1997    $29.21        882,216     65,200
      Granted                            42.86        220,850          -
      Exercised                          23.38        (65,843)         -
      Surrendered                            -              -    (20,720)
      Canceled                           36.22        (43,000)         -
                                                      -------     ------
    OUTSTANDING AT DECEMBER 31, 1998    $32.19        994,223     44,480
      Granted                            39.01        234,000          -
      Exercised                          27.21       (294,012)         -
      Surrendered                            -              -    (28,980)
      Canceled                           36.11        (52,761)    (2,050)
                                                      -------     ------
    OUTSTANDING AT DECEMBER 31, 1999    $35.36        881,450     13,450
                                                      =======     ======


    Stock options exercisable at December 31, 1999 and 1998 were for 378,433 shares and 561,342 shares, respectively. At December 31, 1999, the range of exercise prices of outstanding and exercisable options was $23.44 to $49.97 and $23.44 to $43.59, respectively, with a weighted-average remaining contractual life of options outstanding of 6.8 years.

    Pursuant to the merger agreement with KeySpan, holders of vested options and holders of unvested options who have employment agreements, pursuant to which their options will vest at a change of control, can elect to receive cash for the excess of $64.00 over the option exercise price at the time of the merger. Options not cashed out in this way will be converted to options to purchase KeySpan stock.

    Under restricted stock plans for key employees and non-employee trustees, Eastern awarded 5,500 shares in 1998 and 4,400 shares in 1997. Eastern recognized compensation expense of $70,000 in 1999 and 1998 and $109,000 in 1997 in accordance with the vesting terms of these and prior awards. Shares available for future awards under these plans were 27,800 at December 31, 1999 and December 31, 1998.

9.  COMMON STOCK PURCHASE RIGHTS
    On February 22, 1990, Eastern declared a distribution to shareholders of record on March 5, 1990, pursuant to the terms of a Common Stock Rights
Agreement (as amended, the "1990 Rights Agreement") between Eastern and BankBoston, N.A., the current Rights Agent, of one common stock purchase right for each outstanding share of common stock. Each right would initially entitle the holder to purchase one share of common stock at an exercise price of $100, subject to adjustment to prevent dilution. The rights become exercisable on the 10th business day after a person acquires 10% or more of Eastern's stock or commences a tender offer for 10% or more of Eastern's stock or such later date as the board determines. The rights may be redeemed by Eastern at any time prior to the 10th day after a 10% position has been acquired at a price of $.01 per right. Eastern may exchange any outstanding rights at any time after a person acquires 10% or more of Eastern stock, but before such person beneficially owns 50% or more of Eastern's stock, for shares of common stock of Eastern at an initial exchange ratio of one share for each right, subject to adjustment and subject to other limitations contained in the 1990 Rights Agreement. The rights will expire on March 5, 2000.

    If Eastern is acquired in a merger or other business combination, each right will entitle its holder to purchase common shares of the acquiring company having a market value of twice the exercise price of each right (i.e., at a 50% discount). If an acquiror purchases 10% of Eastern's common stock, each right will entitle its holder to purchase a number of Eastern's common shares having a market value of twice the right's exercise price.

    On July 22, 1998 Eastern declared a dividend of one purchase right (a "New Right") for every outstanding share of Eastern common stock. The New Rights were distributed at the close of business on February 18, 2000 to shareholders of record as of the close of business on such date. The terms of the New Rights are set forth in a Rights Agreement dated as of July 22, 1998 (the "New Rights Agreement") between Eastern and BankBoston, N.A., as Rights Agent.

    Each New Right would initially entitle the holder to purchase from Eastern one share of Eastern common stock at a price of $160 per share, subject to adjustment. The New Rights will expire on July 22, 2008, or upon the earlier redemption of the New Rights. The material terms of the New Rights Agreement are substantially similar to the terms of the 1990 Rights Agreement discussed above.

    In connection with the KeySpan-Eastern merger, Eastern has agreed to amend the New Rights Agreement to exempt the anticipated merger.

10. COMMITMENTS AND CONTINGENCIES
    Eastern maintains employment agreements with 32 employees. The pending KeySpan merger is expected to trigger the change of control provisions under these agreements which, in the event of a termination, provide for one to three times salary and bonus as severance and, in certain circumstances, a tax gross-up and enhanced retirement benefits. Excluding payment for stock options described in Note 8, the maximum contingent liability under these agreements is approximately $33.3 million. In addition, the acquisition of Colonial Gas triggered change of control provisions under agreements with eight Colonial Gas employees. In the event of a termination, these agreements provide for severance and, under certain circumstances, enhanced retirement benefits. The maximum contingent liability under these agreements is approximately $8.5 million.

11. INTEREST EXPENSE

                                               Years Ended December 31,
    (In thousands)                            1999       1998       1997
    ----------------------------------------------------------------------
    Interest on long-term debt               $34,863    $29,866    $32,636
    Other, including amortization of debt
      expense                                  3,334      2,282      3,485
    Less--capitalized interest                  (923)      (490)      (636)
    Subsidiary preferred stock dividends       1,862      1,926      1,926
                                             -------    -------    -------
    INTEREST EXPENSE                         $39,136    $33,584    $37,411
                                             =======    =======    =======
    INTEREST PAYMENTS                        $35,782    $32,362    $36,660
                                             =======    =======    =======

12.  OTHER INCOME (EXPENSE)
                                               Years Ended December 31,
    (In thousands)                          1999       1998       1997
    ---------------------------------------------------------------------
    Net gain on sale of assets             $ 2,125    $ 4,948    $   778
    Environmental reversal and recoveries    5,718          -          -
    Equity in loss of AllEnergy                  -          -     (5,472)
    Other                                    1,137        643        661
                                           -------    -------    --------
                                           $ 8,980    $ 5,591    $ (4,033)
                                           =======    =======    ========


    In December 1997, Eastern sold its 50% interest in AllEnergy Marketing Company, L.L.C. for $5,375,000, which approximated the net book value of its investment at September 30, 1997. Eastern accounted for its investment in AllEnergy using the equity method.

13.  INCOME TAXES
    The table below reconciles the statutory U.S. Federal income tax provision from continuing operations to the recorded income tax provision:

                                               Years Ended December 31,
                                               1999      1998      1997
    --------------------------------------------------------------------
    Statutory rate                              35%       35%       35%
      State taxes, net of Federal benefit        4         4         3
      Goodwill and merger-related costs          2         -         -
      Capital loss utilization                   -        (2)        -
      Adjustment                                 -         -        (4)
      Other                                     (1)       (1)       (1)
                                                --        --        --
    Effective rate                              40%       36%       33%
                                                ==        ==        ==

    The adjustment in 1997 reflects the resolution of Federal tax audit issues on the sale of a subsidiary in 1993 and inventory capitalization in 1994.

    Following is a summary of the provision for income taxes:

                                           Years Ended December 31,
    (In thousands)                        1999       1998       1997
    ------------------------------------------------------------------
    Federal                              $19,554    $22,747    $13,152
    State                                  4,513      5,429      4,498
                                         -------    -------    -------
        TOTAL CURRENT PROVISION           24,067     28,176     17,650
    Federal                               10,134      1,470      9,706
    State                                  1,953       (480)      (402)
                                         -------    -------    -------
        TOTAL DEFERRED PROVISION          12,087        990      9,304
                                         -------    -------    -------
        PROVISION FOR INCOME TAXES       $36,154    $29,166    $26,954
                                         =======    =======    =======
    TAX PAYMENTS                         $26,809    $32,567    $ 8,758

                                         =======    =======    =======

    Significant items making up deferred tax assets and deferred tax liabilities are as follows:

                                                    December 31,
    (In thousands)                               1999          1998
    ------------------------------------------------------------------
    Environmental reserves                      $  7,275      $  7,495
    Other                                         41,756        35,339
                                               ---------     ---------
        TOTAL DEFERRED TAX ASSETS                 49,031        42,834
    Accelerated depreciation                    (203,593)     (161,209)
    Deferred gas costs                           (15,981)      (12,332)
    Other                                        (19,710)      (20,818)
                                               ---------     ---------
        TOTAL DEFERRED TAX LIABILITIES          (239,284)     (194,359)
                                               ---------     ---------
        TOTAL DEFERRED TAXES                   $(190,253)    $(151,525)
                                               =========     =========

14.  ENVIRONMENTAL MATTERS
    Eastern  is aware of  certain  non-utility  sites,  associated  with  former operations, for which it may have or share environmental remediation responsibility or ongoing maintenance. Eastern has a reserve of approximately $20 million in total at December 31, 1999 to cover the remediation and maintenance of these sites, the principal of which is a former coal tar processing facility (the "Facility") in Everett, Massachusetts. In 1999 Eastern reduced the reserve by $3.2 million related to the regulatory clearance of one site. While Eastern has provided reserves to cover the estimated probable costs of remediation and maintenance for environmental sites based on the information available at the present time, the extent of Eastern's potential liability at such sites is not yet determined.

    The Facility, which was located on a 10-acre parcel of land formerly owned by Eastern, was operated by Allied-Signal, Inc., predecessor of Honeywell International, Inc., from the early 1900s until 1937 and by Koppers Company, predecessor of Beazer East, Inc. (and Eastern's controlling stockholder until
1951) from 1937 until 1960, when it was shut down. The Facility processed coal tar purchased from Eastern's adjacent by-product coke plant, also shut down in 1960. Eastern, Beazer and Honeywell ("the Companies") entered into an Administrative Consent Order with the Massachusetts Department of Environmental Protection ("DEP") in 1989 which requires that they jointly investigate and develop a remedial response plan for the Facility site, including any area where a release from that site may have come to be located. The Companies have entered into a cost-sharing agreement under which each company has agreed to pay one-third of the costs of compliance with the consent order, while preserving any claims it may have against the other companies. In 1993, the Companies completed preliminary remedial measures, including abatement of seepage of materials into the adjacent Island End River, a 29-acre tidal river which is part of Boston Harbor. Studies have identified compounds that may be associated with coal tar and/or oil in soil and ground water at the site and adjacent areas, including the riverbed. In addition to the DEP, the National Oceanic and Atmospheric Administration and the Coast Guard have been involved in river sediment investigation and remediation discussions. During 1995 and 1996, the Companies conducted and received the results of certain sediment sampling which confirmed findings of contamination in the riverbed. The Coast Guard has been working with the DEP since July 1998 to bring about a remedial solution that would abate the continuing sheening problem in the Island End River. Eastern, Beazer and Honeywell have proposed a remedial solution, a major element of which is the utilization of a containment structure with limited dredging. As yet, however, no agreement has been reached with the regulators as to the appropriate remedial solution. In light of uncertainties as to the full extent and sources of releases of compounds, the nature of the required remediation, the area and volume of soil, ground water and/or sediments that may be included, the possibility of participation by additional potentially responsible parties and the apportionment of liability, Eastern does not possess at this time sufficient information to reasonably determine or estimate the ultimate cost to it of such remedial measures. Eastern is recovering certain costs of its legal defense and may be entitled to recover remediation costs from its insurers. In 1999 Eastern recovered $2.5 million of prior defense costs from insurance carriers.

    Eastern's natural gas distribution operations, like many other companies in the natural gas industry, are parties to governmental proceedings requiring investigation and possible remediation of former manufactured gas plant ("MGP") sites. Boston Gas, Colonial Gas and Essex Gas may have or share responsibility under applicable environmental laws for the remediation of 28 such sites. A subsidiary of New England Electric System ("NEES") has assumed responsibility for remediating 11 of these sites, subject to a limited contribution from Boston Gas. Boston Gas, Colonial Gas and Essex Gas have estimated their potential share of the costs of investigating and remediating former MGP sites in accordance with SFAS No. 5, "Accounting for Contingencies," and the American Institute of Certified Public Accountants Statement of Position 96-1, "Environmental Remediation Liabilities." These operations have recorded liabilities of $19.2 million, which represents their best estimate at this time of remediation costs, which may reasonably be estimated to range from $18 million to $34 million. However, there can be no assurance that such costs will not vary considerably from these estimates. Factors that may bear on costs differing from estimates include, without limit, changes in regulatory standards, changes in remediation technologies and practices and the type and extent of contaminants discovered at the sites.

    Boston Gas, Colonial Gas and Essex Gas are aware of 30 other former MGP sites within their service territories. The NEES subsidiary has provided full indemnification to Boston Gas with respect to eight of these sites. At this time, there is substantial uncertainty as to whether Boston Gas, Colonial Gas or Essex Gas have or share responsibility for remediating any of these other sites. No notice of responsibility has been issued to Boston Gas, Colonial Gas or Essex Gas for any of these sites from any governmental environmental authority.

    By a rate order issued on May 25, 1990, the Department approved the recovery of all prudently incurred environmental response costs associated with former MGP sites over separate, seven-year amortization periods, without a return on the unamortized balance. Eastern's natural gas operations have recognized an insurance receivable of $3.3 million, reflecting a negotiated settlement with an insurance carrier for environmental expense indemnity, and a regulatory asset of $14.7 million, representing the expected rate recovery of environmental remediation costs, net of the insurance settlement. Eastern currently believes, in light of the indemnity agreement with the NEES subsidiary and the Department rate order on environmental cost recovery, that it is not probable that such costs will materially affect its financial condition or results of operations.

15.  UNBILLED REVENUE ACCOUNTING CHANGE
    During the fourth quarter of 1998, Boston Gas changed its method of accounting for unbilled revenues, retroactively applied as of January 1, 1998. Previously, substantially all revenues were recorded when billed. Boston Gas defers the cost of any firm gas that has been distributed, but is unbilled at the end of a period in which gas is billed to customers. Under the new method, the estimated margin on unbilled revenues is recorded at the end of each accounting period. This accrual method of accounting for revenues is the prevalent method in the utility industry. The cumulative effect of this accounting change at January 1, 1998 was to increase net earnings by $8,193,000, or $.36 per share. The effect of this accounting change was to increase earnings before extraordinary items and accounting change by $405,000, or $.02 per share, for the year ended December 31, 1998. The pro forma effect of retroactively applying this method to 1997 was not material.

16.  COAL MINERS RETIREE HEALTH CARE
    On June 25, 1998 the U.S. Supreme Court ruled that the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act") is unconstitutional as applied to Eastern. Accordingly, previously recorded reserves not used, less associated expenses, resulted in an extraordinary gain of $74,500,000 pre-tax, $48,425,000 net, or $2.13 per share, in the second quarter of 1998.

    In 1993, Eastern recorded a reserve of $70,000,000 ($45,500,000 net of tax, or $1.88 per share) to provide for its estimated undiscounted obligations under the Coal Act with respect to notices of responsibility received from the Social Security Administration in that year. The notices claimed that Eastern was responsible for health care and death benefit premiums for certain retired coal miners and their beneficiaries who were said to have worked for Eastern's Coal Division prior to the transfer of those operations to a subsidiary in 1965. Principally due to receipt of additional notices, in 1995 Eastern recorded an additional reserve of $10,000,000 ($6,500,000 net of tax or $.30 per share). Provisions to establish these reserves were accounted for as extraordinary items. Eastern never paid any premiums under the Coal Act.

17.  RETIREE BENEFITS
    Eastern and its subsidiaries, through various company-administered plans and other union retirement and welfare plans, provide retirement benefits for the majority of their employees, including pension and certain health care and life insurance benefits. Normal retirement age ranges from 60 to 65, but provision is made for earlier retirement. Pension benefits for salaried plans are based on salary and years of service, while union retirement and welfare plans are based on negotiated benefits and years of service. Employees, excluding Essex Gas employees, hired before 1993 who are participants in the pension plans become eligible for postretirement health care benefits if they reach retirement age while working for Eastern. The funding of retirement and employee benefit plans is in accordance with the requirements of the plans and, where applicable, in sufficient amounts to satisfy the "Minimum Funding Standards" of the Employee Retirement Income Security Act ("ERISA").

    Effective January 1, 1998, Eastern adopted SFAS No. 132, "Employers" Disclosures about Pensions and Other Postretirement Benefits," which revises prior disclosure requirements. The information for 1997 has been restated to conform to this presentation. The net cost for these plans and agreements charged to expense was as follows:

  Pensions

                                                  Years Ended December 31,
    (In thousands)                               1999       1998       1997
    --------------------------------------------------------------------------
    Service cost                               $  5,687   $  5,250   $  5,145
    Interest cost on projected benefit
      obligation                                 15,449     13,300     12,808
    Expected return on plan assets              (19,415)   (17,049)   (15,820)
    Amortization of prior service cost            1,744      1,552      1,501
    Amortization of transitional obligation         397        424        424
    Recognized actuarial gain                      (664)      (599)      (263)
    Settlement and curtailment gain              (1,268)      (490)    (2,314)
                                               --------   --------   --------
        Total net pension cost of company-
          administered plans                      1,930      2,388      1,481
        Multi-employer union retirement and
          welfare plans                             445        475        270
                                               --------   --------   --------
        Total net pension cost                 $  2,375   $  2,863   $  1,751
                                               ========   ========   ========

  Health Care
                                                  Years Ended December 31,
    (In thousands)                               1999       1998       1997
    ----------------------------------------------------------------------------
    Service cost                               $    984   $  1,066   $  1,007
    Interest cost on accumulated benefits
      obligation                                  7,649      7,425      7,147
    Expected return on plan assets               (2,319)    (2,131)    (1,585)
    Amortization of prior service cost           (1,317)    (1,374)    (1,170)
    Recognized actuarial gain                      (280)      (399)      (229)
    Regulatory deferral                           5,359      5,359      4,841
                                               --------   --------   --------
        Total net retiree health care cost     $ 10,076   $  9,946   $ 10,011
                                               ========   ========   ========

    The tables above do not reflect pension enhancements at natural gas distribution operations of $2,593,000 and $3,847,000 for 1999 and 1998, respectively, and retirement health care enhancements of $353,000 and $698,000 for 1999 and 1998, respectively.

    The following tables set forth the change in benefit obligation and plan assets, reconciliation of funded status and amounts recognized in other comprehensive income of company-administered plans and amounts recorded in Eastern's consolidated balance sheets as of December 31, 1999 and 1998 using actuarial measurement dates as of October 1, 1999 and 1998:


                                                       Pensions                     Health Care
(In thousands)                                   1999           1998            1999           1998
-------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Balance at beginning of year                     $254,429       $181,330       $ 115,048       $102,239
Service cost                                        5,687          5,250             984          1,066
Interest cost                                      15,449         13,300           7,649          7,425
Plan amendments                                       639          1,264           1,406              -
Curtailment (gain)                                     98           (635)           (106)           (85)
Settlement (gain)                                     333           (294)              -              -
Special termination benefits                        2,593          3,868             353            698
Benefits paid                                     (11,071)       (10,159)         (7,354)        (6,642)
Settlement payments                                (3,665)             -               -              -
Actuarial (gain) or loss                              858          4,143          (1,591)          (474)
                                                 --------       --------       ---------       --------
Balance at end of year                           $265,350       $198,067       $ 116,389       $104,227
                                                 ========       ========       =========       ========
CHANGE IN PLAN ASSETS
Fair value at beginning of year                  $277,772       $241,734       $  31,653       $ 25,263
Actual return on plan assets                       17,957         (6,789)            926            439
Employer contributions                                901          1,121           7,034          6,936
Benefits paid                                     (11,071)       (10,220)         (7,354)        (6,642)
Special termination benefits                       (3,665)             -               -              -
                                                 --------       --------       ---------       --------
Fair value at end of year                        $281,894       $225,846       $  32,259       $ 25,996
                                                 ========       ========       =========       ========
RECONCILIATION OF FUNDED STATUS
Funded status                                    $ 16,544       $ 27,779       $ (84,130)      $(78,231)
Contributions for fourth quarter                      387            208           1,757          1,591
Unrecognized actuarial (gain)                     (34,592)       (35,646)        (10,465)       (10,292)
Unrecognized transition obligation                    336            734               -              -
Unrecognized prior service                         17,575         15,075          (7,543)       (10,265)
                                                 --------       --------       ---------       --------
Net amount recognized at end of year             $    250       $  8,150       $(100,381)      $(97,197)
                                                 ========       ========       =========       ========
AMOUNTS RECOGNIZED IN BALANCE SHEET
Prepaid benefit cost                             $ 24,409       $ 23,416       $       -       $      -
Accrued benefit liability                         (28,441)       (20,383)       (100,381)       (97,197)
Intangible asset                                    2,759          3,032               -              -
Accumulated other comprehensive income              1,523          2,085               -              -
                                                 --------       --------       ---------       --------
Net amount                                       $    250       $  8,150       $(100,381)      $(97,197)
                                                 ========       ========       =========       ========
Other comprehensive income pre-tax               $    632       $    732       $       -       $      -
                                                 ========       ========       =========       ========

    To fund health care benefits under its collective bargaining agreements, Boston Gas and Essex Gas maintain voluntary employee beneficiary associations, to which they make contributions from time to time. Essex Gas made contributions during 1997 of $560,241. Plan assets are invested in debt and equity marketable securities.

    Following are the weighted-average assumptions used in developing the projected benefit obligation for 1999, 1998 and 1997:

                                     1999           1998          1997
                                     ----           ----          ----

    Discount rate                    7.5%           7.25%         7.5%
    Return on plan assets            8.5%           8.5%          8.5%
    Increase in future compensation  4.0%-4.5%      4.5%-5.0%     4.75%-5.0%
    Health care inflation trend      8.0%-10.0%     8.0%          7.0-8.75%

    The health care inflation trend for individuals not yet 65 years of age is assumed to be 8.0% in 2000 and decreasing gradually to 5.0% in 2008. The health care inflation rate for individuals 65 years of age or older is 10.0% in 2000 and decreasing gradually to 5.0% in 2008. A one-percentage point increase
(decrease) in the assumed health care trend rate for 1999 would have the following effects:

                                         One-Percentage      One-Percentage
    (In thousands)                       Point Increase      Point Decrease
    -----------------------------------------------------------------------
    Total of service and interest cost
      components                             $  633             $  (559)
    Postretirement benefit obligation        $8,658             $(7,591)

    See Note 4 for discussion of the adjustment conforming Essex Gas' method of adoption of SFAS No. 106.

18.  FAIR VALUES OF FINANCIAL INSTRUMENTS
    Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires investments in debt and equity securities other than those accounted for under the equity method to be carried at fair value or amortized cost for debt securities expected to be held to maturity, Eastern has classified its investments in debt and equity securities as available for sale. Accordingly, the net unrealized gains and losses computed in marking these securities to market have been reported as a component of other comprehensive income. The difference between the fair value and the original cost of these securities is a net unrealized gain of $867,000 and $1,250,000, at December 31, 1999 and 1998, respectively.

    The following methods and assumptions were used to estimate the fair value disclosures for financial instruments:

    Cash and short-term investments and short-term debt: The carrying amounts approximate fair value because of the short maturity of those instruments. Short-term debt includes notes payable and gas inventory financing.

    Marketable securities and investments: Marketable securities and investments include marketable securities classified as available for sale. Pursuant to SFAS No. 115 the carrying value is the fair value based on currently quoted market prices.

    Long-term debt and preferred stock of subsidiary: The fair values are based on currently-quoted market prices.

    The carrying amounts and estimated fair values of Eastern's financial instruments are as follows:

                                                                    December 31,
(In thousands)                                            1999                          1998
-------------------------------------------------------------------------------------------------------
                                                 Carrying         Fair         Carrying         Fair
                                                  Amount          Value         Amount          Value
                                                  --------       --------       --------       --------
Cash and short-term investments                   $ 44,332       $ 44,332       $159,836       $159,836
Marketable securities and investments               14,975         14,975         15,801         15,801
Short-term debt                                    170,463        170,463         90,479         90,479
Long-term debt                                     522,040        515,187        390,921        443,927
Preferred stock of subsidiary                       26,454         26,730         29,360         30,076

19.  UNAUDITED QUARTERLY FINANCIAL INFORMATION
    Unaudited quarterly financial information for 1998 has been restated to reflect the retroactive change of accounting described in Note 15.

                                                               For the three months ended
(In thousands, except per share amounts)          Mar. 31,       June 30,       Sept. 30,      Dec. 31,
----------------------------------------------------------------------------------------------------------
1999:
Revenues                                          $344,829       $170,520       $144,978       $318,375
Operating earnings                                  57,946          1,697         (4,830)        58,626
EARNINGS BEFORE INCOME TAXES                        52,309         (4,107)        (3,848)        46,893
NET EARNINGS                                      $ 32,296       $ (2,568)      $ (2,823)      $ 28,188
                                                  ========       ========       ========       ========
BASIC EARNINGS PER SHARE                             $1.43          $(.11)         $(.12)         $1.04
                                                     =====          =====          =====          =====
DILUTED EARNINGS PER SHARE                           $1.42          $(.11)         $(.12)         $1.03
                                                     =====          =====          =====          =====

1998:
Revenues                                          $352,922       $188,425       $135,881       $258,036
Operating earnings                                  55,624         11,804         (4,526)        37,503
Earnings before income taxes                        50,344          6,393         (7,398)        30,655
EARNINGS BEFORE EXTRAORDINARY ITEMS AND
  ACCOUNTING CHANGE                               $ 31,067       $  3,882       $ (3,754)      $ 19,633
Extraordinary items, net of tax                     (1,465)        48,425              -              -
Accounting change, net of tax                        8,193              -              -              -
                                                  --------       --------       --------       --------
NET EARNINGS                                      $ 37,795       $ 52,307       $ (3,754)      $ 19,633
                                                  ========       ========       ========       ========
BASIC EARNINGS PER SHARE BEFORE EXTRAORDINARY
  ITEMS AND ACCOUNTING CHANGE                        $1.39          $ .16          $(.17)         $ .88
Extraordinary items, net of tax                       (.07)          2.16              -              -
Accounting change, net of tax                          .37              -              -              -
                                                     -----          -----          -----          -----
Net earnings                                         $1.69          $2.32          $(.17)         $ .88
                                                     =====          =====          =====          =====
DILUTED EARNINGS PER SHARE BEFORE
  EXTRAORDINARY ITEMS AND ACCOUNTING CHANGE          $1.37          $ .17          $(.17)         $ .87
Extraordinary items, net of tax                       (.06)          2.13              -              -
Accounting change, net of tax                          .36              -              -              -
                                                     -----          -----          -----          -----
Net earnings                                         $1.67          $2.30          $(.17)         $ .87
                                                     =====          =====          =====          =====


TO THE TRUSTEES AND SHAREHOLDERS OF EASTERN ENTERPRISES:
    We have audited the accompanying consolidated balance sheets of Eastern Enterprises (a Massachusetts voluntary association) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastern Enterprises and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

    As explained in Note 15 to the financial statements, effective January 1, 1998, the Company changed its method of accounting for unbilled revenues at Boston Gas Company.

/s/ Arthur Andersen
-------------------
Arthur Andersen LLP

Boston, Massachusetts
January 21, 2000


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
           The  following  commentary  should  be read in  conjunction  with the
Consolidated   Financial   Statements  and   accompanying   Notes  to  Financial
Statements.

           On November 4, 1999, Eastern signed a definitive agreement to be acquired by KeySpan Corporation ("KeySpan") for $64.00 per share in cash, as described in Note 2 of Notes to Financial Statements. Such information is incorporated herein by reference. The transaction, which is subject to receipt of regulatory approvals and the approval of Eastern shareholders, is expected to close in mid to late 2000, although it is possible the merger will not close until 2001.

           In July 1999 Eastern signed a definitive agreement to acquire EnergyNorth, Inc. ("EnergyNorth"), an energy services holding company whose subsidiaries distribute natural gas and propane to approximately 85,000 customers in New Hampshire and provide mechanical contracting and HVAC services for commercial, industrial and institutional customers in northern New England. The July agreement provided for a combination of stock and cash as the merger consideration, but the agreement was amended in November 1999 in connection with the pending acquisition of Eastern by KeySpan, as discussed in Note 3. If the KeySpan agreement is not terminated, Eastern will acquire EnergyNorth for approximately $203 million in cash simultaneously with Eastern's merger with KeySpan. If the KeySpan agreement is terminated, Eastern will acquire EnergyNorth for approximately $78 million in cash and 1.7 million Eastern shares, subject to adjustment under a collar arrangement. The merger, which is subject to satisfactory regulatory approvals and the approval of EnergyNorth shareholders, is expected to close in mid to late 2000, although it is possible the merger will not close until 2001. The merger is expected to be tax free to Eastern whether or not the KeySpan agreement is terminated.

           Eastern's acquisition of Colonial Gas Company ("Colonial Gas") on August 31, 1999 has been accounted for under the purchase method of accounting as discussed in Note 4. Accordingly, Eastern's financial statements include Colonial Gas' financial information from the date of acquisition. The operations of Colonial Gas, a regulated utility, are combined with those of Boston Gas and Essex Gas and are presented herein as natural gas distribution (LDC group). Midland Enterprises is reported as marine transportation. Other services include the results of ServicEdge Partners, Inc. ("ServicEdge"), Transgas Inc. ("Transgas"), which was acquired as part of Colonial Gas, and AMR Data Corp. ("AMR Data").

1999 COMPARED TO 1998
           The Company reported net earnings of $55.1 million, or $2.27 per share, in 1999, compared to net earnings of $106.0 million, or $4.67 per share, in 1998. (Per share figures are presented on a diluted basis, as described in
Note 1.) Excluding extraordinary items described in Notes 6 and 16 and the cumulative effect of an accounting change described in Note 15 from 1998 results, Eastern's earnings and earnings per share increased 8% and 1%, respectively, from $50.8 million and $2.24 per share in 1998.

     (In millions)                              1999              1998            Change
                                                ----              ----            ------
     REVENUES
         Natural gas distribution             $690.8            $667.1              3.6%
         Marine transportation                 267.3             261.1              2.4%
         Other services                         20.6               7.1                nm
                                            --------         ---------
         Total                                $978.7            $935.3              4.6%
                                              ======            ======

       The increase in consolidated revenues from 1998 to 1999 primarily reflects the acquisition of Colonial Gas and colder weather, partially offset by lower gas costs, lower non-firm sales and customer migration from firm gas sales to transportation-only service.

     (In millions)                      1999              1998          Change
                                        ----              ----          ------

     OPERATING EARNINGS
       Natural gas distribution       $101.4             $88.9           14.1%
       Marine transportation            21.1              26.6         (20.7)%
       Other services                  (2.9)             (9.0)           67.8%
       Headquarters                    (6.2)             (6.1)          (1.6)%
                                    --------          --------
          Total                       $113.4            $100.4           12.9%
                                      ======            ======

       The increase in consolidated operating earnings from 1998 to 1999 primarily reflects the acquisition of Colonial Gas, colder weather and the absence of startup costs associated with ServicEdge, partially offset by higher operating costs for marine transportation.

NATURAL GAS DISTRIBUTION ("LDC GROUP")
       The LDC group includes the operations of Boston Gas, Colonial Gas and Essex Gas, as discussed in Note 5. Revenues in 1999 increased $23.7 million, compared to 1998, primarily reflecting the acquisition of Colonial Gas ($54 million), colder weather ($26 million) and throughput growth ($10 million), partially offset by lower gas costs ($28 million), lower interruptible sales ($20 million) and the migration of customers from firm sales to transportation-only service ($12 million). The impact of Essex Gas' revenue recognition and the conforming of its historical periods with those of Eastern increased 1998 revenues and operating earnings by $9 million and $4 million, respectively, reflecting the 1998 inclusion of Essex Gas' operations for December 1997 and the exclusion of its operations for September 1998, as described in Note 4. Weather for 1999 was 5% colder than 1998 but 5% warmer than normal. The revenue decrease associated with customer migration and lower gas costs has no impact on operating earnings as the LDC group earns all of its margins on the local distribution of gas and none on the sale of the commodity or the passthrough of gas costs.

       LDC group operating earnings in 1999 increased $12.5 million, as the acquisition of Colonial Gas ($11 million), the impact of colder weather ($7 million), and throughput growth ($4 million) were partially offset by higher controllable costs ($6 million) and the aforementioned Essex Gas accounting treatment and fiscal periods ($4 million). A $2 million charge for an early retirement program at Boston Gas related to the integration of Colonial Gas operations was partially offset by lower expenses, principally bad debt expense, reflecting improved collection experience.

MARINE TRANSPORTATION
       Revenues in 1999 increased $6.2 million, reflecting higher ton mile production due to increased demand for shipments of grain exports and backhaul imports of steel-related products to the Ohio River Valley. Partially offsetting was a continued decline in export coal shipments due to the non- competitiveness of U.S. coal prices in world markets. Domestic spot and utility contract coal shipments also trended lower, as mild weather and high stockpiles reduced electric utility demand.

       Tonnage transported in 1999 was unchanged from 1998, while ton miles increased 3% as a result of an increase in average trip length due to the additional long-haul grain and import tonnage discussed above. Total coal tonnage and ton miles both declined 4%, reflecting weaker export and spot shipments. Non-coal tonnage and ton miles both increased 8% due to the increased grain and import tonnage.

       Operating conditions were improved as compared to 1998, however, drought conditions significantly hampered operations during the last half of 1999. Operating expenses increased 6% over the prior year, reflecting rising costs associated with crew labor, port expenses, vessel maintenance and insurance. The purchase of new barges and other capital improvements increased depreciation and property taxes. As a result of these items, operating earnings declined $5.5 million from 1998.

OTHER SERVICES
       Other services consist of the operations of ServicEdge, which accounts for the majority of the revenues, Transgas, which was acquired as part of Colonial Gas on August 31, 1999, and AMR Data. The decrease in the operating loss from $9.0 million in 1998 to $2.9 million in 1999 primarily reflects the absence of startup costs for ServicEdge, which commenced operations in 1998, and profitable operations at Transgas and AMR Data.

HEADQUARTERS
       The increase in Headquarters' unallocated expenses in 1999 reflects KeySpan transaction costs of $2.4 million, partially offset by the absence of $1.2 million in Essex Gas transaction costs and lower consulting costs incurred in 1998.

OTHER
       The $5.2 million increase in net interest expense primarily reflects the assumption of debt and cash paid in the Colonial Gas acquisition and the issuance of debt by Midland in September 1998, partially offset by interest income on a tax settlement and lower working capital requirements for natural gas distribution during the first part of 1999.

       Other, net in 1999 includes a $3.2 million reduction in the environmental reserve reflecting regulatory clearance of one site, $2.5 million in environmental-related insurance recoveries and a $1.8 million gain on the sale of a towboat. Other, net in 1998 primarily reflects realized gains on investments.
       The increase in Eastern's effective tax rate from 36% in 1998 to 40% in 1999 reflects the capital loss utilization available in 1998 and the non-deductibility of KeySpan merger expenses and Colonial goodwill amortization.

       In the first quarter of 1998, Eastern recognized an extraordinary loss of $2.3 million pretax, $1.5 million net, or $.06 per share, on redeeming Midland debt, as described in Note 6.

       In June 1998 the U.S. Supreme Court held the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act") to be unconstitutional as applied to Eastern. The reversal of the Coal Act reserve resulted in an extraordinary gain of $74.5 million pretax, $48.4 million net, or $2.13 per share, in the second quarter of 1998, as described in Note 16.

       Net earnings for the first quarter of 1998 include $8.2 million, or $.36 per share, for the cumulative effect of changing Boston Gas' method of accounting for unbilled revenues to an accrual method, as described in Note 15.

1998 COMPARED TO 1997
         (In millions)                                 1998               1997               Change
                                                       ----               ----               ------
         REVENUES
               Natural gas distribution              $667.1             $754.5              (11.6)%
               Marine transportation                  261.1              269.2               (3.0)%
               Other services                           7.1                  -                   nm
                                                  ---------          ---------

               Total                                 $935.3           $1,023.7               (8.6)%
                                                     ======           ========

The decrease in consolidated revenues from 1997 to 1998 primarily reflects decreases for natural gas distribution, including the impact of warmer weather, the migration from firm gas sales to transportation-only service and lower gas costs, partially offset by sales to new customers.

         (In millions)                          1998          1997        Change
                                               ----          ----        ------

         OPERATING EARNINGS
               Natural gas distribution       $88.9         $87.8          1.3%
               Marine transportation           26.6          34.6       (23.1)%
               Other services                 (9.0)         (1.5)            nm
               Headquarters                   (6.1)         (5.6)        (8.9)%
                                              -----         -----
               Total                         $100.4        $115.3       (12.9)%
                                             ======        ======

       The decrease in consolidated operating earnings from 1997 to 1998 primarily reflects reduced volumes, lower rates and higher costs for marine transportation and startup costs associated with ServicEdge.

NATURAL GAS DISTRIBUTION
       Revenues in 1998 decreased $87.4 million, compared to 1997, primarily reflecting warmer weather ($50 million), the migration of customers from firm sales to transportation-only service ($22 million), lower gas costs ($17 million), and the absence of a 1997 nonrecurring increase in revenues ($9 million) related to a change in the recovery mechanism for the portion of bad debts associated with gas costs. Growth in throughput was partially offsetting. Weather for calendar 1998 was 9% warmer than normal and 13% warmer than 1997.

       Operating earnings in 1998 increased $1.1 million, as lower operating costs ($9 million), throughput growth ($4 million), and modestly higher average rates were mostly offset by the negative impact of warmer weather ($16 million) and higher depreciation expense. The decrease in operating costs primarily reflects weather-related reductions and continued cost control measures, as well as the absence of a $9 million charge related to Boston Gas' decision to exit the gas appliance service business in 1997. The operating earnings impact of this latter charge was essentially offset by the absence of the nonrecurring revenue increase related to the bad debt recovery mechanism, as described above.

MARINE TRANSPORTATION
       Revenues in 1998 decreased $8.1 million, reflecting lower ton mile production and lower rates resulting from weaker market conditions. A strong U.S. dollar and economic problems in Asia combined to significantly reduce long-haul export coal and grain demand, which in turn created excess barge capacity and placed downward pressure on rates.

       Tonnage transported in 1998 increased 5% over 1997, while ton miles declined 3% due to shorter average trip lengths, primarily reflecting the reduced long-haul export tonnage. Total coal tonnage increased 8% with coal tonnage shipped under multi-year contracts to utility customers increasing 12%. Coal ton miles declined 3%, however, due to the decline in long-haul export coal shipments.

       Extreme adverse weather conditions significantly increased operating costs and reduced productivity. Operating difficulties disrupted traffic patterns, lowered fleet productivity and materially increased operating expenses. Lower fuel prices, which dropped 23% per gallon in 1998, were partly offsetting. Reflecting these operating and market issues, operating earnings declined $8.0 million from 1997.

OTHER SERVICES
       Revenues of $7.1 million primarily reflect the results of ServicEdge, which commenced operations in 1998. The operating loss of $9.0 million primarily reflects costs associated with the startup of ServicEdge.

OTHER
       The $2.4 million reduction in net interest expense reflects the use of short-term investments for the redemption and issuance of Midland debt in 1998.

       The $9.6 million increase in other, net reflects increased realized gains on investments in 1998 and the absence of a charge recorded in 1997 to reflect Eastern's share of a former joint venture's operating losses, as reflected in
Note 12. Eastern's effective tax rate in 1998 was 36%. In 1997 the rate was 33%, primarily because of adjustments relating to prior year returns, as described in
Note 13.

       Net earnings for 1998 include an extraordinary gain on the reversal of the Coal Act reserve, an extraordinary loss on the redemption of Midland debt and the cumulative effect of an accounting change for Boston Gas, as described above.

YEAR 2000 ISSUES

TRANSITION TO YEAR 2000
       Eastern experienced no significant issues as a result of the transition from December 31, 1999 to January 1, 2000.

       Natural gas distribution transitioned into year 2000 without incident or disruption to the gas distribution network, customer services or production systems.

       Marine transportation experienced no significant year 2000 related problems or operational disruptions. A few minor program errors to non- critical systems were identified and corrected.

       Eastern and its operating subsidiaries will continue to monitor in-house information systems through the end of the first quarter of 2000.

COST OF YEAR 2000 REMEDIATION
       Eastern's cost incurred to achieve year 2000 compliance was approximately $17.3 million as detailed in the following chart:


                (In millions)
                ----------------------------------------------------------------

                Natural gas distribution:      capitalized            $10.5
                                               expensed                 4.4
                Marine transportation:         capitalized              1.4
                                               expensed                 1.0
                                                                        ---
                Total                                                 $17.3
                                                                      =====

       Included above are the costs of purchased software and hardware, consulting and the value of internal staff time. Capitalized projects have resulted in added functionality while addressing year 2000 issues. The company does not expect to incur any further significant year 2000 related costs.

FORWARD-LOOKING INFORMATION
       This report and other company statements and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Eastern cautions that actual results and developments may differ materially from such projections or expectations.

       Investors should be aware of important factors that could cause actual results to differ materially from forward-looking projections or expectations. These factors include, but are not limited to: the effect of the pending mergers with KeySpan and EnergyNorth, Eastern's ability to successfully integrate its new gas distribution operations, temperatures above or below normal in eastern Massachusetts, changes in market conditions for barge transportation, adverse weather and operating conditions on the inland waterways, uncertainties regarding the profitability of ServicEdge, changes in economic conditions, including interest rates and the value of the dollar versus other currencies, regulatory and court decisions and developments with respect to Eastern's previously-disclosed environmental liabilities. Most of these factors are difficult to predict accurately and are generally beyond Eastern's control.

LIQUIDITY AND CAPITAL RESOURCES
       Management believes that projected cash flow from operations, in combination with currently available resources, will be more than sufficient to meet Eastern's 2000 capital expenditure and working capital requirements, potential funding of its environmental liabilities, normal debt repayments and anticipated dividends to shareholders. Management expects KeySpan to provide the funds needed for the acquisition of EnergyNorth. If the KeySpan agreement is terminated, management expects the EnergyNorth acquisition to be funded through a combination of internal sources and additional borrowings.

       In addition to cash and marketable investments of $44.3 million at December 31, 1999, Eastern and its subsidiaries maintain $145 million of borrowing capacity under revolving credit agreements, plus uncommitted lines, all of which are available for general corporate purposes. At December 31, 1999, there were borrowings of $80.2 million outstanding under these facilities.

       To meet working capital requirements which reflect the seasonal nature of its business, natural gas distribution had outstanding $80.2 million of short-term borrowings at December 31, 1999, an increase of $42.4 million from the prior year, primarily reflecting the acquisition of Colonial Gas. In addition, natural gas distribution maintains bank credit agreements of up to $110 million to finance its inventory of gas supplies. At December 31, 1999, natural gas distribution had outstanding $70.3 million of gas inventory financing for this purpose, of which $16.3 million is reflected in current debt.

       Eastern's capital structure is depicted in the chart below. The Company expects to continue its policy of capitalizing its LDC group and Midland with approximately equal amounts of equity and long-term debt. Boston Gas, Colonial Gas and Midland currently maintain "A" ratings with the major rating agencies.

[Graphic Omitted]

       Operating cash flow was $136.5 million in 1999, reflecting a steady increase in depreciation and amortization which has grown 27% from 1995 to 1999. Over this period, Eastern's capital expenditures were nearly $500 million and exceeded depreciation and amortization by approximately $130 million.

       Consolidated capital expenditures for 2000 are budgeted at approximately $107 million, with about 90% at Eastern's LDC group and the balance at Midland.

OTHER MATTERS
       Eastern is aware of certain non-utility sites, associated with former operations, for which it may have or share responsibility for environmental remediation or ongoing maintenance. Eastern has a reserve with a balance of approximately $20 million at December 31, 1999, to cover the remediation and maintenance costs of these sites, the principal of which is a former coal tar processing facility in Everett, Massachusetts, as described in Note 14. While
Eastern has provided reserves to cover the estimated probable costs of remediation and maintenance for environmental sites based on the information available at the present time, the extent of Eastern's potential liability at such sites is not yet determined.

       Eastern's natural gas distribution operations, like many other companies in the natural gas industry, are parties to government proceedings requiring investigation and possible remediation of former manufactured gas plant ("MGP") sites. Boston Gas, Colonial Gas and Essex Gas may have or share responsibility under applicable environmental law for remediation of 28 such sites, as described in Note 14.

       Boston Gas, Colonial Gas and Essex Gas are aware of 30 other MGP sites within their service territories. A subsidiary of New England Electric System has provided full indemnification to Boston Gas with respect to eight of these sites. At this time, there is substantial uncertainty as to whether Boston Gas, Colonial Gas or Essex Gas has or shares responsibility for remediating any of these other sites. No notice of responsibility has been issued to Boston Gas, Colonial Gas or Essex Gas for any of these sites from any governmental authority.

Exhibit 99.2 Financial statements included in Eastern's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000:

                              Consolidated Statements of Operations

                                                            THREE MONTHS ENDED                              SIX MONTHS ENDED

                                                                  JUNE 30,                                     June 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                   2000                  1999                    2000             1999
----------------------------------------               --------              --------            ------------          -----------
REVENUES                                                $204,788              $170,520                $638,483            $515,349
                                                       ---------             ---------           -------------         -----------
OPERATING COSTS AND EXPENSES:
  Operating costs                                        145,421               123,020                 428,421             353,008
                                                       ---------             ---------           -------------         -----------
  Selling, general & admini-
      strative expenses                                   34,104                27,819                  69,606              59,049
                                                       ---------             ---------           -------------         -----------
  Depreciation & amortization                             21,732                17,984                  54,809              43,649
                                                       ---------             ---------           -------------         -----------
                                                         201,257               168,823                 552,836             455,706
                                                       ---------             ---------           -------------         -----------
OPERATING EARNINGS                                         3,531                 1,697                  85,647              59,643
                                                       ---------             ---------           -------------         -----------
OTHER INCOME (EXPENSE):
  Interest income                                          1,789                 2,653                   2,423               4,870
                                                       ---------             ---------           -------------         -----------
  Interest expense                                       (12,563)               (8,635)                (24,687)            (17,414)
                                                      ----------            ----------          -------------         -----------
  Other, net                                               2,053                   178                   2,256               1,103
                                                       ---------             ---------           -------------         -----------
EARNINGS BEFORE INCOME
  TAXES                                                   (5,190)               (4,107)                 65,639              48,202
                                                       ----------            ----------          -------------         -----------
Provision for income taxes                                (1,729)               (1,539)                 28,061              18,474
                                                       ----------            ----------          -------------         -----------

NET EARNINGS (LOSS)                                     $ (3,461)             $ (2,568)               $ 37,578           $  29,728
                                                        =========             =========           =============           =========

BASIC EARNINGS PER SHARE                                $   (.13)             $   (.11)               $   1.38           $    1.31
                                                        =========             =========           =============           =========

DILUTED EARNINGS PER SHARE                              $   (.13)             $   (.11)               $   1.37           $    1.31
                                                        =========             =========           =============           =========

DIVIDENDS PER SHARE                                     $    .43              $    .42                $    .86           $     .84
                                                        =========             =========           -----========           =========

The accompanying notes are an integral part of these financial statements.

Eastern Enterprises and Subsidiaries

Consolidated Balance Sheets

                                                              June 30,                 Dec. 31,                 June 30,
(IN THOUSANDS)                                                    2000                     1999                     1999
------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
  Cash and short-term investments                            $  30,898               $   44,332               $  179,851
  Receivables, less reserves                                   112,786                  135,409                   99,573
  Inventories                                                   67,827                   74,555                   44,158
  Deferred gas costs                                            48,436                   64,503                        -
  Other current assets                                          8,168                     5,008                    7,646
                                                            ----------               ----------               ----------
     TOTAL CURRENT ASSETS                                      268,115                  323,807                  331,228

PROPERTY AND EQUIPMENT, AT COST                              2,214,956                2,197,156                1,751,233
   Less3/4accumulated depreciation                             936,958                  906,953                  788,874
                                                             ---------               ----------               ----------

      NET PROPERTY AND EQUIPMENT                             1,277,998                1,290,203                  962,359

  Goodwill, less amortization                                  243,960                  247,137                        -
  Deferred postretirement health care
    costs                                                       69,972                   72,760                   75,888
  Investments                                                   14,064                   14,671                   15,708
  Deferred charges and other costs,
    less amortization                                           71,222                   71,179                   70,013
                                                            ----------                ----------              ----------
    TOTAL OTHER ASSETS                                         399,218                  405,747                  161,609
                                                            ----------                ----------              ----------


     TOTAL ASSETS                                          $1,945,331                $2,019,757               $1,455,196
                                                           ===========               ===========              ==========

The accompanying notes are an integral part of these financial statements.

Eastern Enterprises and Subsidiaries

Consolidated Balance Sheets
                                                               June 30,                   Dec. 31,                   June 30,
(IN THOUSANDS)                                                  2000                       1999                       1999
-----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Current debt                                             $   80,453                $  123,251                  $   5,632
  Accounts payable                                             59,569                    75,770                     38,048
  Accrued expenses                                             51,407                    37,516                     39,172
  Other current liabilities                                    45,806                    50,234                     45,245
                                                           ----------                ----------                  ---------
     TOTAL CURRENT LIABILITIES                                237,235                   286,771                    128,097

GAS INVENTORY FINANCING                                        33,567                    54,020                     31,438

LONG-TERM DEBT                                                503,168                   515,232                    383,173

RESERVES AND OTHER LIABILITIES:
  Deferred income taxes                                       179,591                   179,426                    135,306
  Postretirement health care                                   98,414                   100,016                     96,750
  Preferred stock of subsidiary                                21,438                    26,454                     29,377
  Other reserves                                              101,077                   103,208                     91,509
                                                           ----------                ----------                  ---------
      TOTAL RESERVES AND OTHER
         LIABILITIES                                          400,520                   409,104                    352,942

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock, $1.00 par value
   Authorized shares 3/4 50,000,000;
   Issued shares 3/4 27,173,322 at
     June 30, 2000; 27,131,090 at
     December 31, 1999, and 22,649,457
     at June 30, 1999                                          27,173                    27,131                     22,649
  Capital in excess of par value                              246,382                   244,449                     56,004
  Retained earnings                                           497,942                   483,710                    481,315
  Accumulated other comprehensive
    (loss)                                                        (73)                      (77)                       (63)
  Treasury stock at cost - 16,892
     shares at June 30, 2000 and
     December 31, 1999; and
     10,461 shares at June 30, 1999                              (583)                     (583)                      (359)
                                                           ----------                ----------                 ----------
       TOTAL SHAREHOLDERS' EQUITY                             770,841                   754,630                    559,546
                                                           ----------                ----------                 ----------

     TOTAL LIABILITIES AND
       SHAREHOLDERS' EQUITY                                $1,945,331                $2,019,757                 $1,455,196
                                                           ==========                ==========                 ==========

The accompanying notes are an integral part of these financial statements.

Eastern Enterprises and Subsidiaries

Consolidated Statement of Cash flows

                                                                                            SIX MONTHS ENDED JUNE 30,
(IN THOUSANDS)                                                                              2000               1999
-----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET EARNINGS                                                                         $ 37,578                 $ 29,728
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
  Depreciation and amortization                                                          54,809                   43,649
  Income taxes and tax credits                                                           12,356                   (1,007)
  Net gain on sale of assets                                                             (1,819)                    (262)
  Other changes in assets and liabilities:
    Receivables                                                                          22,623                    5,559
    Inventories                                                                           6,728                   11,709
    Deferred gas costs                                                                   16,068                   62,055
    Accounts payable                                                                    (16,201)                 (18,292)
    Other                                                                                (4,158)                  (3,176)
                                                                                       --------                 --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                             127,984                  129,963
                                                                                       --------                 --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures                                                                  (35,472)                 (29,431)
  Proceeds on sale of assets                                                              7,442                    3,906
  Investments                                                                            (6,392)                  (3,776)
  Other                                                                                  (6,017)                  (1,353)
                                                                                       --------                 --------
  NET CASH USED BY INVESTING ACTIVITIES                                                 (40,439)                 (30,654)
                                                                                       --------                 --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                        (23,290)                 (18,950)
  Repayment of long-term debt and preferred stock                                       (17,203)                  (2,107)
  Changes in notes payable                                                              (42,735)                 (37,835)
  Changes in gas inventory financing                                                    (20,453)                 (21,206)
  Other                                                                                   2,702                      804
                                                                                       --------                 --------
NET CASH USED BY FINANCING ACTIVITIES                                                  (100,979)                 (79,294)
                                                                                       --------                 --------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                               (13,434)                  20,015
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                           44,332                  159,836
                                                                                       --------                 --------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                                       30,898                  179,851
SHORT-TERM INVESTMENTS                                                                        -                        -
                                                                                       --------                 --------

CASH AND SHORT-TERM INVESTMENTS                                                        $ 30,898                 $179,851
                                                                                       ========                 ========

The accompanying notes are an integral part of these financial statements.

                      EASTERN ENTERPRISES AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2000


1.  ACCOUNTING POLICIES

It is Eastern's opinion that the financial information contained in this report reflects all adjustments necessary to present a fair statement of results for the periods reported. All of these adjustments are of a normal recurring nature. Results for the periods are not necessarily indicative of results to be expected for the year, due to the seasonal nature of Eastern's operations. All accounting policies have been applied in a manner consistent with prior periods. Such financial information is subject to year-end adjustments and annual audit by independent public accountants.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q. Therefore these interim financial statements should be read in conjunction with Eastern's 1999 Annual Report filed on Form 10-K with the Securities and Exchange Commission.

EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of shares outstanding. Diluted earnings per share gives effect to the exercise of stock options using the treasury stock method, as reflected below:

                                               Three months ended                    SIX MONTHS ENDED
                                                    June 30,                             June 30,
(IN THOUSANDS)                                2000              1999              2000             1999
-------------------------------------------------------------------------------------------------------
Weighted average shares                     27,153            22,636            27,146           22,618
Dilutive effect of options                     269                88               254              107
                                            ------            ------            ------           ------
Adjusted weighted average shares            27,422            22,724            27,400           22,725
                                            ======            ======            ======           ======

COMPREHENSIVE INCOME

The following is a summary of the reclassification adjustments and the income tax effects for the components of other comprehensive income (loss) for the six months ended June 30:

                                                       Unrealized Holding
                                                       Gains (Losses) on              Reclassification
                                                       Investments                    Adjustments for                    Other
                                                       Arising During the             Gains Included in              Comprehensive
(IN THOUSANDS)                                              Period                       Net Income                  Income (Loss)
----------------------------------------------------------------------------------------------------------------------------------
2000
Pretax                                                       $ 1,178                   $  (1,172)                      $     6
Income tax benefit (expense)                                    (411)                        409                            (2)
                                                             -------                   ---------                       -------
   Net change                                                $   767                   $    (763)                      $     4
                                                             =======                   =========                       =======

1999
Pretax                                                       $   213                   $    (148)                      $     65
Income tax benefit (expense)                                     (75)                         52                            (23)
                                                             -------                   ---------                       --------
   Net change                                                $   138                   $     (96)                      $     42
                                                             =======                   =========                       ========


      2.        PLANNED MERGER WITH KEYSPAN
On November 4, 1999, Eastern signed a definitive agreement that provides for the merger of Eastern with a wholly-owned subsidiary of KeySpan Corporation ("KeySpan"), with Eastern surviving the merger and becoming a wholly-owned subsidiary of KeySpan. In the merger, holders of Eastern common stock will receive $64.00 in cash plus, in certain circumstances, an accrued dividend, per share of Eastern common stock, as well as an additional $0.006 per share per day for each day after August 6, 2000 up to the closing date. The transaction, which is subject to receipt of approval from the Securities and Exchange Commission, is expected to close in the fall of 2000, although it is possible the merger will not close until 2001. The merger was approved by Eastern Shareholders on April 26, 2000.

3.  PLANNED MERGER WITH ENERGYNORTH, INC.
Under a definitive agreement signed in 1999, Eastern expects to acquire EnergyNorth, Inc. ("EnergyNorth") for approximately $203 million in cash simultaneously with Eastern's merger with KeySpan. If the KeySpan merger is terminated, the agreement provides for Eastern to acquire EnergyNorth for approximately $78 million in cash and 1.7 million in Eastern shares, subject to a collar arrangement.

The New Hampshire Public Utility Commission gave final approval to Eastern's acquisition of EnergyNorth in an order issued on May 9, 2000. The merger was approved by EnergyNorth shareholders on April 27, 2000.

4.  BUSINESS SEGMENTS

Eastern's reportable business segment information for revenues and operating earnings is presented below:

Revenues:                                       THREE MONTHS ENDED JUNE 30,                       SIX MONTHS ENDED JUNE 30,
(IN THOUSANDS)                                   2000                  1999                  2000                      1999
---------------------------------------------------------------------------------------------------------------------------
Natural Gas Distribution                     $127,876              $101,368              $483,658                  $381,651
Marine Transportation                          70,405                65,783               141,675                   127,109
Other Services                                 6,507                  3,369                13,150                     6,589
                                            ---------              ---------             --------                  --------
                                             $204,788              $170,520              $638,483                  $515,349
                                            =========              =========             ========                  ========

Operating Earnings:                             THREE MONTHS ENDED JUNE 30,                      SIX MONTHS ENDED JUNE 30,
(IN THOUSANDS)                                   2000              1999                         2000                  1999
--------------------------------------------------------------------------------------------------------------------------
Natural Gas Distribution                   $ 2,274              $(1,916)                    $ 83,459              $ 55,378
Marine Transportation                        4,190                5,758                        7,265                 8,899
Other Services                                (205)              (1,244)                        (630)               (2,540)
Headquarters                                (2,728)                (901)                      (4,447)               (2,094)
                                           -------              -------                     --------              --------
                                           $ 3,531              $ 1,697                     $ 85,647              $ 59,643
                                           =======              =======                     ========              ========

5.  INVENTORIES

The components of inventories were as follows:

                                                               June 30,            December 31,              June 30,
(IN THOUSANDS)                                                  2000                  1999                     1999
---------------------------------------------------------------------------------------------------------------------
Supplemental gas supplies                                      $51,210               $57,935                 $32,170
Other materials, supplies and
  marine fuels                                                  16,617                16,620                  11,988
                                                               -------               -------                 -------
                                                               $67,827               $74,555                 $44,158
                                                               =======               =======                 =======


6.  SUPPLEMENTAL CASH FLOW INFORMATION

The following are supplemental disclosures of cash flow information:


                                                       SIX MONTHS ENDED JUNE 30,
                                                          2000          1999
(IN THOUSANDS)
--------------------------------------------------------------------------------
Cash paid during the year for:
  Interest, net of amounts capitalized                  $23,674         $17,290
  Income taxes                                          $16,064         $19,325

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In November 1999 Eastern signed a definitive agreement to be acquired by KeySpan Corporation ("KeySpan") for $64.00 per share in cash, as discussed in Note 2 of Notes to Financial Statements. Such information is incorporated herein by reference. The transaction is expected to close in the fall of 2000.

In 1999 Eastern  signed a  definitive  agreement  to acquire  EnergyNorth,  Inc.
("EnergyNorth") for approximately $203 million in cash simultaneously with Eastern's merger with KeySpan, as discussed in Note 3. If the KeySpan merger is terminated, the agreement provides for Eastern to acquire EnergyNorth for approximately $78 million in cash and 1.7 million in Eastern shares, subject to a collar arrangement.

RESULTS OF OPERATIONS

REVENUES: Consolidated revenues for the second quarter of 2000 and the first six months of 2000 were $205 million and $638 million, respectively, up 20% and 24% from 1999.

NATURAL GAS DISTRIBUTION

The natural gas distribution segment includes the operations of Boston Gas Company, Essex Gas Company and Colonial Gas Company, which Eastern acquired in August 1999. Revenues for the second quarter of 2000 were $127.9 million, an increase of $26.5 million from 1999. The 26% increase in revenues primarily reflects the inclusion of Colonial Gas revenues ($26.7 million), growth in throughput ($3 million) and higher rates, partially offset by lower sales to non-firm customers ($5 million). Weather in the second quarter was 19% colder than 1999, or 24% colder than normal.

Year-to-date 2000 revenues were $483.7 million, an increase of $102.0 million or 27% from 1999. The increase primarily reflects the inclusion of Colonial Gas revenues ($113.0 million), throughput growth ($13 million) and higher rates. Partially offsetting were the pass through of lower gas costs ($13 million), lower non-firm sales ($6 million), the impact of warmer weather in the first quarter ($5 million) and the migration of firm customers to transportation-only service. The pass through of higher or lower gas costs and the migration to transportation-only service have no impact on the segment's operating earnings. Natural gas distribution earns all of its margins on the local distribution of gas and none on the resale of the commodity. Year-to-date weather was 3% colder than 1999, but 1% warmer than normal.

MARINE TRANSPORTATION

Revenues for the second quarter and first six months of 2000 were $70.4 million and $141.7 million, respectively. The increases of 7% and 11% from the comparable periods of 1999 were mainly the result of higher rates associated with fuel adjustment mechanisms contained in multi-year and annual contracts and from higher coal tonnage delivered to electric utilities. As a result of higher fuel prices for diesel fuel, Midland's fuel cost rose 73% for the second quarter and 78% year-to-date, as compared to 1999. Due to the fuel-related rate increases, market improvement in spot rates and a higher mix of coal tonnage, rates per ton mile rose 17% and 12% in the second quarter and year to date, respectively, over 1999.

Tonnage transported for the second quarter and first six months of 2000 increased 2% and 8%, respectively. Coal tonnage increased 12% for the quarter and 13% year to date, reflecting tonnage for a new customer as well as increased demand for existing accounts. Partially offsetting was a reduction in non-coal tonnage, which declined 13% and 1% for the second quarter and fist six months, respectively, reflecting reduced movements of grain, ores and stone. While tonnage for the quarter increased, ton-miles declined 7% reflecting the lower mix of non-coal tonnage with its long hauls to and from the Gulf of Mexico. For the first six months of 2000, ton miles increased 1% over 1999, primarily reflecting increased movements of coal and steel in the first quarter.

OTHER SERVICES

Revenues for the second quarter and first six months of 2000 were $6.5 million and $13.2 million, respectively, up from $3.4 million and $6.6 million from the comparable periods in 1999, primarily reflecting the results of Transgas, which was acquired as part of Colonial Gas.


OPERATING EARNINGS: Consolidated operating earnings for the second quarter and first six months of 2000 were $3.5 million and $85.6 million, respectively, up from $1.7 and $59.6 million for the comparable periods in 1999.

NATURAL GAS DISTRIBUTION

For the second quarter of 2000, natural gas distribution recorded operating earnings of $2.3 million, as compared to an operating loss of $1.9 million in 1999. The improvement primarily reflected the inclusion of Colonial Gas' operating earnings of $2.5 million, throughput growth and the absence of a non-recurring retiree benefit charge in 1999, partially offset by higher system maintenance costs and wage and benefit increases.

For the first six months of 2000, natural gas distribution recorded operating earnings of $83.5 million, up 51% from 1999. The improvement primarily reflected the inclusion of Colonial Gas' operating earnings of $29.9 million and throughput growth, partially offset by a cumulative adjustment to gas costs for prior years which decreased operating earnings by $3 million.

MARINE TRANSPORTATION

Operating earnings for the second quarter and first six months of 2000 were $4.2 million and $7.3 million, respectively, both down $1.6 million from 1999. While fuel cost escalation increased rates, as discussed above, the year-to-date net negative impact of higher fuel costs is estimated to be approximately $2.5 million, most of which occurred in the first quarter. Higher labor, vessel charter and maintenance also contributed to higher costs in the second quarter. Operating results from cargo handling and support operations were also lower than in 1999.

OTHER SERVICES

Operating losses for the second quarter and year-to-date were $0.2 million and $0.6 million, as compared to losses of $1.2 million and $2.5 million, respectively, in 1999. More than half the improvement from last year reflects the inclusion of Transgas results.

OTHER
Headquarters operating loss for the second quarter and first six months of 2000 increased by $1.8 million and $2.4 million, respectively, primarily reflecting expenses related to the KeySpan merger.

Net interest expense for the second quarter and first six months of 2000 increased by $4.8 million and $9.7 million, respectively. The increase reflects the inclusion of Colonial Gas' net interest expense of $2.9 million for the quarter and $5.7 million year-to-date and the use of $150 million of cash in the Colonial Gas acquisition.

Other net for the second quarter of 2000 includes a gain of $1.8 million on the disposition of marine equipment.

The increase in the effective tax rate from 38% to 43% primarily reflects Colonial Gas goodwill amortization.

The 21% increase in diluted shares outstanding reflects the issuance of approximately 4.2 million shares of stock in the Colonial Gas acquisition.

ORWARD-LOOKING INFORMATION:

This report and other company statements and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Eastern cautions that actual results and developments may differ materially from such projections or expectations.

Investors should be aware of important factors that could case actual results to differ materially from forward-looking projections or expectations. These factors include, but are not limited to: the effect of the pending mergers with KeySpan and EnergyNorth, Eastern's ability to successfully integrate its new gas distribution operations, temperatures above or below normal in eastern Massachusetts, changes in market conditions for barge transportation, adverse weather and operating conditions on the inland waterways, changes in economic conditions, including interest rates and the value of the dollar versus other currencies, regulatory and court decisions and developments with respect to Eastern's previously-disclosed environmental liabilities. Most of these factors are difficult to predict accurately and are generally beyond Eastern's control.

LIQUIDITY AND CAPITAL RESOURCES

Management believes that projected cash flows from operations, in combination with currently available resources, will be more than sufficient to meet Eastern's 2000 capital expenditure requirements and working capital requirements, potential funding of its environmental liabilities, normal debt repayments and anticipated dividends to shareholders. Management expects KeySpan to provide the funds needed for the acquisition of EnergyNorth. If the KeySpan agreement is terminated, management expects the EnergyNorth acquisition to be funded through a combination of internal sources and additional borrowings.

Consolidated capital expenditures are budgeted at approximately $100 million, with about 90% at natural gas distribution segment and the balance at marine transportation.